Exhibit 10.1

CLIFFORD CHANCE LLP

DATED 18 NOVEMBER 2011

TALBOT HOLDINGS LTD.

AS BORROWER

VALIDUS HOLDINGS, LTD.

AS GUARANTOR

VALIDUS REINSURANCE, LTD.

AS SECURITY PROVIDER

LLOYDS TSB BANK PLC

AND

ING BANK N.V., LONDON BRANCH

AS MANDATED LEAD ARRANGERS AND BOOKRUNNERS

LLOYDS TSB BANK PLC

AS AGENT

AND

LLOYDS TSB BANK PLC

AS SECURITY TRUSTEE

AMENDMENT AND RESTATEMENT AGREEMENT
RELATING TO A $100,000,000 STANDBY LETTER
OF CREDIT FACILITY AGREEMENT
DATED 28 NOVEMBER 2007 AS AMENDED BY AN
AMENDMENT AND RESTATEMENT AGREEMENT DATED
19 NOVEMBER 2009 AND AN AMENDMENT AGREEMENT
DATED 2 AUGUST 2011

THIS AGREEMENT is dated      November 2011 and made between:

(1)         THE BORROWER (as defined in the Original Facility Agreement);

(2)         THE GUARANTOR (as defined in the Original Facility Agreement);

(3)         VALIDUS REINSURANCE, LTD (the “Security Provider”);

(4)         ING BANK N.V., LONDON BRANCH and LLOYDS TSB BANK PLC as lenders (the “Lenders”);

(5)         ING BANK N.V., LONDON BRANCH and LLOYDS TSB BANK PLC as mandated lead arrangers and bookrunners (whether acting individually or together, the “Arranger”);

(6)         LLOYDS TSB BANK PLC as agent of the other Finance Parties other than the Security Trustee (the “Agent”); and

(7)         LLOYDS TSB BANK PLC as security trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Effective Date” means the date on which the Agent confirms to the Lenders and the Borrower that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

“Fee Letter” means a fee letter dated on or about the date of this Agreement between the Borrower and the Arranger, setting out any of the fees referred to in Clause 5 (Fees, costs and expenses).

“Letter of Comfort” means a comfort letter from Lloyd’s substantially in the form set out in Schedule 8 (Letter of Comfort) of the Restated Agreement with such amendments as may be requested by the Agent.

“Original Facility Agreement” means the $100,000,000 standby letter of credit facility agreement dated 28 November 2007 between the Borrower, the Guarantor, the Agent, the Arranger, the Security Trustee and others, as previously amended and restated by an amendment and restatement agreement dated 19 November 2009 between the Borrower, the Guarantor, the Agent, the Arranger, the Security Trustee, the Lenders as continuing lenders and  Calyon as exiting lender, and by an amendment agreement dated 2 August 2011 between the Borrower, the Guarantor, the Lenders, the Agent and the Security Trustee.

“Restated Agreement” means the Original Facility Agreement, as amended by this Agreement, the terms of which are set out in Schedule 2 (Restated Agreement).

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1.2         Incorporation of defined terms

(a)           Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Agreement.

(b)           The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3         Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4         Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5         Designation

In accordance with the Original Facility Agreement, each of the Borrower and the Agent designates this Agreement as a Finance Document.

2.           RESTATEMENT

With effect from the Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Agreement).

3.           REPRESENTATIONS

The Representations (as set out in the Original Facility Agreement) are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and the Representations (as set out in the Restated Agreement) are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the Effective Date.

4.           CONTINUITY AND FURTHER ASSURANCE

4.1         Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2         Confirmation of guarantee obligations

For the avoidance of doubt, the Guarantor confirms  for the benefit of the Finance Parties that its guarantee to each Finance Party of the punctual performance by each other Obligor of all of that Obligor’s obligations under the Finance Documents and its indemnity to the Finance Parties each as set out in clause 19 (Guarantee and Indemnity) of the Original Facility Agreement:

(a)           remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Restatement); and

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(b)           extend to any new obligations assumed by any Obligor under the Finance Documents as a result of this Agreement (including, but not limited to, under the Restated Agreement).

4.3         Confirmation of Security

For the avoidance of doubt, each of the Guarantor and the Security Provider confirms for the benefit of the Finance Parties that the Security created by it pursuant to each Security Document to which it is a party shall:

(a)           remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Restatement); and

(b)           continue to secure the Secured Obligations under the Finance Documents as amended (including, but not limited to, under the Restated Agreement).

4.4         Further Assurance

Each Obligor, shall, at the request of the Agent and at such Obligor’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.           FEES, COSTS AND EXPENSES

5.1         Structuring Fee

The Borrower shall pay to Lloyds TSB Bank plc in its capacity as Arranger the structuring fees specified in a Fee Letter between Lloyds TSB Bank plc in its capacity as Arranger and the Borrower at the times, and in the amounts, specified in such letter.

5.2         Participation Fee

The Borrower shall pay to the Arranger the participation fees specified in a Fee Letter between the Arranger and the Borrower at the times, and in the amounts, specified in such letter.

5.3         Agency Fee

The Borrower shall pay to the Agent for its own account, the agency fees payable in accordance with clause 16.4 (Agency Fees) of the Restated Agreement.

5.4         Transaction expenses

Whether or not the Effective Date occurs, the Borrower shall promptly, within five Business Days of demand, pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including, but not limited to, legal fees and disbursements) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

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6.           MISCELLANEOUS

6.1         Incorporation of terms

The provisions of clause 34 (Notices), clause 36 (Partial Invalidity), clause 37 (Remedies and waivers) and clause 42 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

6.2         Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.           GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
CONDITIONS PRECEDENT

1.           Corporate Documents

(a)           A copy of the constitutional documents of each Obligor and each other member of the Group that is party to this Agreement or a certificate from a director or officer of the Guarantor confirming that its constitutional documents and those of the other Obligors delivered to the Agent in connection with the Original Facility Agreement have not been amended and remain correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)           A copy of a resolution of the board of directors of each Obligor and each other member of the Group that is party to this Agreement:

(i)       approving the terms of, and the transactions contemplated by, this Agreement and the Fee Letters to which it is a party, and resolving that it execute this Agreement and the Fee Letters to which it is a party;

(ii)      authorising a specified person or persons to execute this Agreement and the Fee Letters to which it is a party on its behalf; and

(iii)     authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement and the Fee Letters to which it is a party.

(c)           A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)           A certificate of the Guarantor (signed by a director or officer of the Guarantor) confirming that neither the execution, delivery and performance by the Guarantor or any of its Significant Subsidiaries that is party to this Agreement of this Agreement nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein:

(i)       will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality;

(ii)      will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favour of the Security Trustee pursuant to the Security Documents) upon any of its property or

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assets or those of any of its Significant Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which it or any of its Significant Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject; or

(iii)     will violate any provision of its certificate of incorporation, by-laws or other organisational documents, nor those of its Significant Subsidiaries.

(e)           A copy of a resolution of the Guarantor in its capacity as holder of the outstanding shares of the Security Provider, approving the terms of, and the transactions contemplated by, this Agreement.

(f)            A certificate of the Guarantor (signed by a director or officer of the Guarantor) certifying that each copy document delivered to the Agent pursuant to paragraphs 1(a), 1(b), 1(e) and 3(c) of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.           Legal opinions

(a)           A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Lenders prior to signing this Agreement.

(b)           A legal opinion of Conyers, Dill & Pearman, legal advisers to the Arranger and the Agent in Bermuda, substantially in the form distributed to the Lenders prior to signing this Agreement.

3.           Other documents and evidence

(a)           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)           Evidence that all actual or contingent liabilities under each Letter of Credit issued under the Original Facility Agreement have been or will be irrevocably discharged and released and that each such Letter of Credit has been cancelled and returned to the Agent no later than the Effective Date.

(c)           The unaudited consolidated financial statements of the Borrower for its financial year ended 31 December 2010.

(d)           The audited consolidated financial statements of the Guarantor for its financial year ended 31 December 2010.

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(e)           The executed Fee Letters and evidence that all fees, costs and expenses payable pursuant to those letters and pursuant to Clause 5 (Fees, costs and expenses) have been or will be paid.

(f)            A statement provided by the Bank of New York in relation to the value of the collateral in the Collateral Accounts as of the date of this Agreement.

(g)           Evidence that the Security Provider has an A.M. Best financial strength rating of at least “A-”.

(h)           The Letter of Comfort.

(i)            The Business Plan.

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SCHEDULE 2

RESTATED AGREEMENT

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CLIFFORD CHANCE LLP

DATED 28 NOVEMBER 2007

TALBOT HOLDINGS LTD.

AS ORIGINAL BORROWER

VALIDUS HOLDINGS, LTD.

AS ORIGINAL GUARANTOR

LLOYDS TSB BANK PLC

AND

ING BANK N.V., LONDON BRANCH

AS MANDATED LEAD ARRANGERS

ING BANK N.V., LONDON BRANCH

AS STRUCTURING AGENT

LLOYDS TSB BANK PLC

AS AGENT

AND

LLOYDS TSB BANK PLC

AS SECURITY TRUSTEE

$25,000,000 STANDBY LETTER OF CREDIT
FACILITY AGREEMENT (AS AMENDED AND RESTATED
PURSUANT TO AN AMENDMENT AND RESTATEMENT
AGREEMENT DATED 19 NOVEMBER 2009, AN
AMENDMENT AGREEMENT DATED 2 AUGUST 2011 AND
AN AMENDMENT AND RESTATEMENT
AGREEMENT DATED 18 NOVEMBER 2011)

33.	Application Of Proceeds	121

34.	Notices	122

35.	Calculations And Certificates	125

36.	Partial Invalidity	125

37.	Remedies And Waivers	125

38.	Counterparts	126

39.	Amendments And Waivers	126

40.	Counterparts	127

41.	Governing Law	128

42.	Enforcement	128

43.	Confidentiality	128

Schedule 1 THE ORIGINAL LENDERS		133

Schedule 2 CONDITIONS PRECEDENT		134
Part A Conditions Precedent To Initial Utilisation		134
Part B Conditions Precedent Required To Be Delivered By An Additional Obligor		137

Schedule 3 FORM OF UTILISATION REQUEST		139

Schedule 4 FORM OF TRANSFER CERTIFICATE		140

Schedule 5 FORM OF CREDIT INSTITUTION CONFIRMATION		143

Schedule 6 FORM OF LETTER OF CREDIT		144

Schedule 7 MANDATORY COSTS RATE		149

Schedule 8 LETTER OF COMFORT		152

Schedule 9 ELIGIBLE COLLATERAL TABLE		153

Schedule 10 FORM OF BORROWING BASE CERTIFICATE		154

Schedule 11 EXISTING LIENS		156

Schedule 12 EXISTING INTERCOMPANY ARRANGEMENTS AND AGREEMENTS		157

Schedule 13 PERMITTED SUBSIDIARY INDEBTEDNESS		158

Schedule 14 SUBSIDIARIES		159

Schedule 15 EXISTING AFFILIATE TRANSACTIONS		161

Schedule 16 ADDITIONAL LENDER ACCESSION LETTER		162

Schedule 17 FORM OF OBLIGOR ACCESSION LETTER		164

Schedule 18 FORM OF OBLIGOR RESIGNATION LETTER		166

Schedule 19 SPECIFIED AMENDMENTS		167

1.	Amendment To Clause 21 (Information Undertaking)	167

2.	Amendments To Clause 22.1 (Financial Condition)	168

3.	Amendments To Clause 22.2 (Financial Defninitions)	168

SIGNATURES		169

THIS AGREEMENT is made on 28 November 2007

BETWEEN

(1)         TALBOT HOLDINGS LTD. as original borrower (the “Original Borrower”);

(2)         VALIDUS HOLDINGS, LTD. as original guarantor (the “Original Guarantor”);

(3)         ING BANK N.V., LONDON BRANCH and LLOYDS TSB BANK PLC as mandated lead arranger(s) (whether acting individually or together, the “Arranger”);

(4)         ING BANK N.V. as structuring agent (the “Structuring Agent”);

(5)         LLOYDS TSB BANK PLC as agent of the other Finance Parties other than the Security Trustee (the “Agent”);

(6)         LLOYDS TSB BANK PLC as Security Trustee for the Secured Parties (the “Security Trustee”); and

(7)         THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”).

WHEREAS:

In support of the obligations of the Borrowers under their 2012 and 2013 underwriting years’ letter of credit facility procurement agreements and capital stack arrangements with Talbot 2002 Underwriting Capital Ltd., Validus Holdings, Ltd., as Original Guarantor, and Talbot Holdings Ltd., as Original Borrower, enter into this Agreement.

ACCORDINGLY, IT IS AGREED as follows.

SECTION 1
INTERPRETATION

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Accepting Parties” has the meaning given to such term in Clause 10.6 (Partial approval of Commitment Increase Request).

“Account Party” means Talbot 2002 Underwriting Capital Ltd.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Lender” has the meaning given to such term in Clause 10.4 (Decline of Commitment Increase Request).

“Additional Lender Accession Letter” means an additional lender accession letter from an Additional Lender to the Agent substantially in the form set out in Schedule  16 (Additional Lender Accession Letter).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Advance Rate” means, for any category of Cash or obligation or investment specified in Schedule 9 (Eligible Collateral Table) in the column entitled “Cash and Eligible Securities” in the Eligible Collateral Table (other than Cash, the “Eligible Securities”), the percentage set forth opposite such category of Cash or Eligible Securities in the column entitled “Advance Rate” of the Eligible Collateral Table and, in each case, subject to the original term to maturity criteria set forth therein.

“Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“A.M. Best” means A.M. Best Company and its successors.

“Amendment Agreement” means the amendment and restatement agreement dated 18  November 2011 between the Parties relating to this Agreement.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company:

(a)             the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled; or

(b)            to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Approved Credit Institution” means a credit institution within the meaning of the First Council Directive on the co-ordination of laws, regulations and administrative provisions relating to the taking up and pursuit of the business of credit institutions (No. 77/780/EEC) which has been approved by the Council of Lloyd’s for the purpose of providing guarantees and issuing or confirming letters of credit comprised (or to be comprised) in a member’s Funds at Lloyd’s.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Authorised Signatory” means, in relation to an Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Agent) and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period commencing on the date of this Agreement and ending on 31 December 2012.

“Available Commitment” means, in relation to a Lender at any time and save as otherwise provided herein its Commitment less the Base Currency Amount of its share of the Outstandings at such time provided that such amount shall not be less than zero.

“Available Facility” means, at any time, the aggregate of the Available Commitments adjusted, in the case of a proposed utilisation, so as to take into account:

(a)             any reduction in the Commitment of a Lender pursuant to the terms hereof;

(b)            the Base Currency Amount of any Letter of Credit which pursuant to any other utilisation, is to be issued; and

(c)             the Base Currency Amount of any Letter of Credit which is due to expire or returned as cancelled,

on or before the proposed Utilisation Date relating to such utilisation.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Letter of Credit, the amount specified in the Utilisation Request for that Letter of Credit (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request).

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda as amended from time to time including every modification, reenactment or revision thereof for the time being in force.

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).

“Borrowing Base” means, at any time, the aggregate amount of Cash and Eligible Securities held in the Collateral Accounts under the Security Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities (the value of Eligible Securities at any time being determined on the basis of the Borrowing Base Report (as defined in the Security Agreement) then most recently prepared by the Special Report Agent) provided that all Cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent the same are subject to a first priority perfected security interest in favour of the Security Trustee pursuant to the Security Documents.

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form set out in Schedule 10 (Form of Borrowing Base Certificate) or in such other form reasonably acceptable to the Agent.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in both London and New York.

“Business Plan” means the 2012 business plan of the Original Guarantor, a copy of which has been provided to the Agent pursuant to paragraph 3(i) of Schedule 1 (Conditions Precedent) of the Amendment Agreement.

“Capital Lease Obligations” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Capital Markets Product” means, as to any person, any security, commodity, derivative transaction or other financial or similar product purchased, sold or entered into by such person for the purpose of a third-party undertaking or assuming one or more risks otherwise assumed by such person or entered into by such person for the purpose of managing one or more risks otherwise assumed by such person or other agreements or arrangements entered into by such person designed to transfer credit risk from one party to another, including:

(a)             any structured insurance product, catastrophe bond, rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity hedge, equity or equity index swap, equity or equity index option, bond option, interest rate option or hedge, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or swap transaction, credit protection transaction, credit swap, credit default swap (including single default, single-name, basket and first-to-default swaps), credit default option, equity default swap, total return swap, credit-linked notes, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sellback transaction, securities lending transaction, weather index transaction, emissions allowance transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions);

(b)            any transaction which is a type of transaction that is similar to any transaction referred to in paragraph (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets;

(c)             any combination of the transactions referred to in paragraphs (a) and (b) above; and

(d)            any master agreement relating to any of the transactions referred to in paragraphs (a), (b) or (c) above.

“Cash” means the category of “Cash” described in the definition of Advance Rate.

“Cash Equivalents” means, as to any person:

(a)             securities issued or directly and fully guaranteed or insured by the US or any agency or instrumentality thereof (provided that the full faith and credit of the US is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b)            time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organised under the laws of the US, any state thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such person;

(c)             repurchase obligations with a term of not more than 90 days for underlying securities of the types described in paragraph (a) above entered into with any bank meeting the qualifications specified in paragraph (b) above;

(d)            commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such person;

(e)             obligations of obligors organised outside the US (including sovereign nations), which obligations are correlative in type, maturity and rating as those set forth in paragraphs (a) through (d) above; and

(f)             investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940 of the US, as amended, substantially all of whose assets are comprised of securities of the types described in paragraphs (a) through (e) above.

“Change of Control” means the occurrence of any of the following events or conditions:

(a)             the Original Borrower or Validus Reinsurance, Ltd. cease to be a Wholly-Owned Subsidiary of the Original Guarantor;

(b)             any person, including any syndicate or group deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Original Guarantor entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Original Guarantor that is entitled to vote generally in elections of directors, other than an acquisition by the Original Guarantor, any of its subsidiaries or any employee benefit plans of the Original Guarantor; or

(c)             a majority of the members of the Original Guarantor’s board of directors are persons who are then serving on the board of directors without having been nominated or otherwise approved in writing by at least a majority of the individuals who constituted the board of directors of the Original Guarantor as of the date hereof (or their replacements as herein required)

“Charged Property” means all the assets of any member of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Citi Facility” means the uncommitted letter of credit facility pursuant to a master agreement, a pledge agreement, a collateral account control agreement, a corporate mandate and a general communications indemnity, all dated 10 August 2009 and made between Validus Reinsurance, Ltd. and Citibank Europe plc, providing for letters of credit and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancing thereof, provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancing be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in the Citi Facility as of the date hereof.

“Closing Date” means the Effective Date (as defined in the Amendment Agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, in relation to any Lender’s Proportion of a Letter of Credit, a deposit in the Collateral Accounts and the term “Collateralised” shall be construed accordingly.

“Collateral Accounts” has the meaning set forth in the Control Agreement.

“Commitment” means:

(a)             in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders); and

(b)            in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

together with any increase in such Commitment effected in accordance with Clause 10 (Commitment Increase Request), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Increase Fee” has the meaning given to such term in Clause 10.2 (Commitment Increase Fee).

“Commitment Increase Request” has the meaning given to such term in Clause 10.1.1.

“Confidential Information” means all information relating to the Original Borrower, the Original Guarantor, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)             any member of the Group or any of its advisers; or

(b)            another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 43 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group  and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association from time to time, or such other form as may be agreed between the Original Borrower and the Agent.

“Consolidated Indebtedness” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Consolidated Net Worth” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Consolidated Total Capital” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Control” means, with respect to any person, the possession, directly or indirectly, of the power:

(a)                                      to vote 10% or more of the voting power of the securities having ordinary voting power for the election of directors of such person; or

(b)                                     to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise,

and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning set forth in the Security Agreement.

“Corporate Member” means the Account Party, being a corporate member of Lloyd’s.

“Credit Institution Confirmation” means the confirmation in form and substance satisfactory to Lloyd’s and substantially in the form set out in Schedule 5 (Form of Credit Institution Confirmation).

“Custodian” means custodian under the Control Agreement and the Security Agreement.

“Declined Amount” has the meaning given to such term in Clause 10.4 (Decline of Commitment Increase Request).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has:

(a)                                      failed to fund any portion of its participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder;

(b)                                     notified the Original Borrower or the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit; or

(c)                                      (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganisation or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganisation or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delegate” means any delegate, agent, attorney or co-Security Trustee appointed by the Security Trustee.

“Disruption Event” means either or both of:

(a)                                      a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                     the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                        from performing its payment obligations under the Finance Documents; or

(ii)                     from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DTC” means the Depository Trust Company.

“Eligible Collateral Table” means the table set out in Schedule 9 (Eligible Collateral Table).

“Eligible Investment Grade Securities” means the following categories of Eligible Securities in the column entitled “Advance Rate” of the Eligible Collateral Table:

(a)                                      Investment Grade Municipal Bonds; and

(b)                                     Investment Grade Non-Convertible U.S. Corporate Bonds.

“Eligible Securities” has the meaning provided in the definition of the term “Advance Rate”.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Original Guarantor or any subsidiary directly or indirectly resulting from or based upon:

(a)                                      its violation of any Environmental Law;

(b)                                     its generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials;

(c)                                      its exposure to any Hazardous Materials;

(d)                                     its release or threatened release of any Hazardous Materials into the environment; or

(e)                                      any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing,

but in each of (a) through (e) excluding liabilities arising out of Capital Markets Products and insurance and reinsurance contracts, agreements and arrangements in each case entered into in the ordinary course of business and not for speculative purposes.

“Equity Interests” means, with respect to any person, shares of capital stock of (or other ownership or profit interests in) such person, warrants, options or other rights for the purchase or other acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or other acquisition from such person of such shares (or such other interests), and other ownership or profit interests in such person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorised or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the US, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Original Guarantor or any of its subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Original Guarantor or any of its subsidiaries.

“Event of Default” means any circumstance described as such in Clause 24 (Events of Default) other than Clause 24.14 (Acceleration and Cancellation).

“Existing Affiliate Transactions” means the transactions set forth on Schedule 15 (Existing Affiliate Transactions).

“Existing Facility” means the $30,000,000 standby letter of credit facility dated 25 November 2003 (as amended and restated by amendment and restatement agreements dated 23 November 2004, 25 November 2005, 2 March 2006 and 29 November 2006 and an amendment letter dated 28 June 2007) and entered into between the Original Borrower as parent, the Account Party and Talbot Underwriting Holdings Ltd as guarantors and Lloyds TSB Bank plc as bank.

“Expiry Date” means, in relation to any Letter of Credit, the date on which the maximum aggregate liability thereunder is to be reduced to zero.

“Facility” means the letter of credit facility granted to the Borrowers in this Agreement.

“Facility Office” means, in relation to the Agent, the office identified with its signature below or such other office as it may select by notice and, in relation to any Lender, the office notified by it to the Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by notice to the Agent.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Original Borrower and the Arrangers (or the Agent and the Original Borrower, the Security Trustee and the Original Borrower or the Structuring Agent and the Original Borrower), setting out any of the fees referred to in Clause 16 (Commitment Commission and fees).

“Finance Documents” means this Agreement, any Fee Letter, any Obligor Accession Letter, any Obligor Resignation Letter, the Security Documents and any other document designated in writing as a “Finance Document” by the Agent and the Original Borrower.

“Finance Parties” means the Agent, the Structuring Agent, the Security Trustee, the Arrangers and the Lenders.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or a Guarantor.

“Five-Year Secured Letter of Credit Facility” means the $500,000,000 five-year secured letter of credit facility dated 12 March 2007 between Validus Holdings, Ltd., Validus Reinsurance, Ltd., JPMorgan Chase Bank, National Association, as administrative agent and others, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the US by the Original Guarantor or any one or more of its subsidiaries primarily for the benefit of employees of the Original Guarantor or such subsidiaries residing outside the US, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fronting Arrangement” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“FSA Handbook” means the UK Financial Services Authority Handbook of Rules and Guidance (as amended from time to time).

“Funds at Lloyd’s” has the meaning given to it in paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).

“GAAP” means US GAAP, or, in relation to subsidiaries of the Original Guarantor which are incorporated in England and Wales, UK GAAP.

“General Prudential Sourcebook” means the General Prudential Sourcebook for Banks, Building Societies, Insurers and Investment Firms (as amended and replaced from time to time), which forms part of the FSA Handbook.

“Governmental Authority” means the government of the US, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Original Guarantor and its subsidiaries for the time being.

“Guarantee” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Guarantor” means the Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Capital” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Increase Date” has the meaning given to such term in Clause 10.7 (Increase Date).

“Indebtedness” of any person means, without duplication:

(a)                                      all obligations of such person for borrowed money or with respect to deposits or advances of any kind;

(b)                                     all obligations of such person evidenced by bonds, debentures, notes or similar instruments;

(c)                                      all obligations of such person upon which interest charges are customarily paid and treated as interest expense under GAAP;

(d)                                     all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person;

(e)                                      all obligations of such person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable);

(f)                                        all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Original Guarantor) and (ii) the amount of such Indebtedness of such other person;

(g)                                     all Guarantees by such person of Indebtedness of others;

(h)                                     all Capital Lease Obligations of such person;

(i)                                         all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such person under transactions in Capital Markets Products; and

(j)                                         all reimbursement obligations of such person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; provided that, Indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or Hybrid Capital to the extent such preferred or preference securities or Hybrid Capital would be treated as equity under the applicable procedures and guidelines of S&P as of the date of this Agreement.

The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and Guarantees of Regulated Insurance Companies with respect to Policies, (x) obligations and Guarantees with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations, (y) Reinsurance Agreements and Fronting Arrangements and Guarantees thereof entered into by any Regulated Insurance Company in the ordinary course of business and (z) indebtedness arising under any Syndicate Arrangement.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Insurance Contract” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Insurance License” has the meaning given to such term in Clause 20.15 (Insurance Licenses).

“Integrated Prudential Sourcebook” means the Prudential Sourcebook for Insurers (as amended and replaced from time to time), which forms part of the FSA Handbook.

“Interest Period” means, save as otherwise provided herein, in relation to an Unpaid Sum, any of those periods mentioned in Clause 18.1 (Default Interest Periods).

“IPC” means IPC Holdings, Ltd., a company previously organised under the laws of Bermuda and now known as Validus Amalgamation Subsidiary, Ltd. (a company also organised under the laws of Bermuda and previously known as Validus, Ltd.), being the amalgamated company resulting from the amalgamation of IPC Holdings, Ltd. with Validus, Ltd., such amalgamation being effective as at 4 September 2009.

“IPC Facilities” means:

(a)                                      the credit agreement among IPC, IPCRe Limited, the lenders listed on the signature pages thereto, and Wachovia Bank, National Association, as administrative agent and fronting bank, providing for letter of credit in an aggregate amount of up to $250 million at any time outstanding, and any modification, amendments, restatements, waivers, extensions, renewals, replacement or refinancing thereof; and

(b)                                     the letter of credit master agreement between IPCRe Limited and Citibank N.A., providing for letters of credit and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancing thereof, provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancing be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in each of the IPC Facilities as of the date hereof.

“IPCRe Limited” means IPCRe Limited, a company organised under the laws of Bermuda.

“Junior Subordinated Deferrable Debentures” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“L/C Commission Rate” means:

(a)                                      for any period in which all or any part of Borrowing Base consists of Eligible Investment Grade Securities, 0.50 per cent. per annum; and

(b)                                     at any other time, 0.40 per cent. per annum.

“Legal Requirements” means all applicable laws, rules and regulations and interpretations thereof made by any governmental body or regulatory authority (including any Applicable Insurance Regulatory Authority) having jurisdiction over any member of the Group.

“Legal Reservations” means:

(a)                                      the principle that equitable remedies may be granted or refused at the discretion of a court and the limitations imposed by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors or (as the case may be) secured creditors;

(b)                                     the time barring of claims, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)                                      similar principles, rights and defences under the laws of any other jurisdiction; and

(d)                                     any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered to any of the Finance Parties in connection with the Finance Documents.

“Lender” means any financial institution:

(a)                                      named in Schedule 1 (The Original Lenders); or

(b)                                     which has become a party hereto in accordance with Clause 25 (Changes to the Lenders),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Lender’s Proportion” means, in relation to a Letter of Credit, the proportion which that Lender’s participation in that Letter of Credit bears to the participation of all the Lenders, determined in accordance with Clause 3.4 (Each Lender’s Participation in Letters of Credit).

“Letter of Comfort” means a comfort letter from Lloyd’s substantially in the form set out in Schedule 8 (Letter of Comfort) or with such amendments as may be requested by the Original Borrower and/or Lloyd’s and reasonably approved by the Agent.

“Letter of Credit” means a letter of credit issued or to be issued pursuant to Clause 3 (Utilisation of the Facility) substantially in the form set out in Schedule 6 (Form of Letter of Credit) or in such other form requested by the Original Borrower which is approved by the Lenders (such approval not to be unreasonably withheld).

“Leverage Ratio” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“LIBOR” means, in relation to any Unpaid Sum on which interest for a given period is to accrue:

(a)                                      the percentage rate per annum equal to the offered quotation which appears on the appropriate page of the Reuters screen which displays the British Bankers Association Interest Settlement Rate for the relevant currency for such period; or

(b)                                     if such page or such service shall cease to be available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London Interbank market at 11.00 a.m. on the Quotation Date for such period and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Lien” means, with respect to any asset:

(a)                                      any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset;

(b)                                     the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)                                      in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lloyd’s” means the society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s.

“Lloyd’s Trust Deed” means a trust deed in the form prescribed by Lloyd’s for execution by a member, or any other member of the Group which provides Own FAL on behalf of a member, in respect of that member’s insurance business.

“Lloyd’s Trust Fund” means a fund held on the terms of a Lloyd’s Trust Deed.

“Majority Lenders” means, save as otherwise provided herein a Lender or Lenders whose Commitments amount (or, if each Lender’s Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than 50 per cent. of the Total Commitments provided that:

(a)                                      so long as a Lender is a Defaulting Lender, the Commitments of such Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Clause 38 (Amendments and Waivers)); and

(b)                                     any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

“Managed Syndicate” means Syndicate 1183 at Lloyd’s, which is currently under the management of the Managing Agent.

“Managing Agent” means Talbot Underwriting Ltd.

“Mandatory Costs Rate” means the percentage rate per annum calculated by the Agent in accordance with Schedule 7 (Mandatory Costs Rate).

“Material Adverse Effect” means a material adverse effect on:

(a)                                      the business, operations, assets, liabilities or financial condition of the Group taken as a whole;

(b)                                     the ability of the Obligors or any other member of the Group that is party to any Finance Document to perform their material or payment obligations under the Finance Documents; or

(c)                                      the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Merger Financing” means Indebtedness of the Original Guarantor or any subsidiary of the Original Guarantor permitted to be incurred pursuant to Clause 23.15 (Indebtedness), all or a portion of the proceeds of which are used to consummate the Transatlantic Acquisition, and any amendment, renewal, replacement, refinancing or restatement thereof.

“Minimum Consolidated Net Worth Amount” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Original Guarantor, or any ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Original Guarantor or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Income” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Net Worth” means, as to any person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with US GAAP, constitutes stockholders equity, but excluding:

(a)                                      any treasury stock; and

(b)                                     the amount of the effects of Financial Accounting Statement No. 115 (which amount is shown on the Original Guarantor’s 31 December 2006 balance sheet under the caption “Accumulated other comprehensive income” and which, after adoption of Financial Accounting Statements Nos. 157 and 159 will be measured as the difference between investments carried at estimated fair value and investments carried at amortised cost).

“Notice of Non-Extension” means a notice of the kind referred to in Clause 3.7 (Notice of Non-Extension in respect of Letters of Credit).

“Obligor Accession Letter” means a document substantially in the form set out in Schedule 17 (Form of Obligor Accession Letter).

“Obligor Resignation Letter” means a letter substantially in the form set out in Schedule 18 (Form of Obligor Resignation Letter).

“Obligors” means the Borrowers and the Guarantors.

“Optional Currency” means sterling.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Financial Statements” means:

(a)                                      in relation to the Original Borrower, its audited consolidated financial statements for its financial year ended 31 December 2006; and

(b)                                     in relation to the Original Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2006.

“Outstandings” means, at any time, the Base Currency Amount of the aggregate of the maximum actual and contingent liabilities of the Lenders in respect of each outstanding Letter of Credit.

“Own FAL” means, in relation to the Account Party, such part of its Funds at Lloyd’s as is provided by the Account Party or any other member of the Group by way of Cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd’s from time to time (which shall be valued by Lloyd’s in accordance with Lloyd’s usual practice).

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Subsidiary Indebtedness” means:

(a)                                      Indebtedness of any subsidiary of the Original Guarantor under the Finance Documents or existing on the date hereof and listed on Schedule 13 (Permitted Subsidiary Indebtedness) and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness:

(i)	shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced;

(ii)

shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal expenses);

(iii)	shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced; and

(iv)	shall be subordinated to the obligations of the Guarantors in respect of this Agreement on the same terms (if any) as the Indebtedness being extended, renewed or replaced;

(b)                                     Indebtedness of any subsidiary of the Original Guarantor incurred in the ordinary course of business in connection with any Capital Markets Product that are not entered into for speculative purposes;

(c)                                      Indebtedness owed by subsidiaries of the Original Guarantor to the Original Guarantor or any of its subsidiaries;

(d)                                     Indebtedness of any subsidiary of the Original Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any subsidiary of the Original Guarantor in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that:

(i)	such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; and

(ii)	the aggregate principal amount of Indebtedness permitted by this paragraph (d) shall not exceed $10,000,000 at any time outstanding;

(e)                                      Indebtedness of any subsidiary of the Original Guarantor in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of any subsidiary of the Original Guarantor, in each case in the ordinary course of business;

(f)                                        Indebtedness of any subsidiary of the Original Guarantor incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(g)                                     Indebtedness under the Five-Year Secured Letter of Credit Facility, Indebtedness under the Three-Year Unsecured Letter of Credit Facility, Indebtedness under the Citi Facility and Indebtedness under the IPC Facilities;

(h)                                     Indebtedness arising under any Syndicate Arrangement;

(i)                                         without duplication, additional Indebtedness of subsidiaries of the Original Guarantor not otherwise permitted under paragraphs (a) through (h), (j) or (k) of this definition which, when added to the aggregate amount of all Liens (other than with respect to Indebtedness incurred pursuant to this paragraph (i)) incurred by the Original Guarantor pursuant to sub-clause 23.14.26 of Clause 23.14 (Liens), shall not exceed at any time outstanding 5 per cent. of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this paragraph (i); provided that immediately after giving effect (including pro forma effect) to the incurrence of any Indebtedness pursuant to this paragraph (i), no Event of Default shall have occurred and be continuing;

(j)                                         Indebtedness of Transatlantic or any subsidiary of Transatlantic existing on the date of the consummation of the Transatlantic Acquisition and extensions, renewals and replacements of any such Indebtedness; provided that such extending, renewal or replacement Indebtnedness (i) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses) and (iii) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced;

(k)                                      upon provision of the Guarantee from Transatlantic described in Clause 23.26 (Transatlantic Guarantee), the Guarantee by Transatlantic of any Indebtedness of the Original Guarantor or any subsidiary of the Original Guarantor permitted to be incurred pursuant to Clause 23.15; and

(l)                                         Indebtedness created, incurred or assumed by any subsidiary of the Original Guarantor, the proceeds of which are used to consummate the Transatlantic Acquisition and extensions, renewals and replacements of any such

Indebtedness; provided that such extending, renewal or replacement Indebtedness (i) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses) and (iii) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced.

“Plan” means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Original Guarantor or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Original Guarantor or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

“Preferred Securities” means any preferred Equity Interests (or capital stock) of any person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such person over shares of common Equity Interests (or capital stock) of any other class of such person.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Obligor, in whole or in part.

“Proportion” means, in relation to a Lender:

(a)                                      the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Commitment to the Total Commitments immediately prior to their reduction to zero); and

(b)                                     in respect of any Letter of Credit and save as otherwise provided herein, the proportion (expressed as a percentage) borne by such Lender’s Available Commitment to the Available Facility immediately prior to the issue of such Letter of Credit.

“Protected Cell Company” means any subsidiary of the Original Guarantor that has created segregated accounts pursuant to the provisions of the Segregated Account Companies Act 2000 of Bermuda.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder:

(a)                                      (if the currency is domestic sterling) the first day of that period; or

(b)                                     (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Date for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal London offices of ING Bank N.V., London Branch and Lloyds TSB Bank plc or such banks as may be appointed as such by the Agent after consultation with the Original Borrower.

“Regulated Insurance Company” means any subsidiary of the Original Guarantor, whether now owned or hereafter acquired, that is authorised or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Reinsurance Agreement” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“Release Test Calculations” has the meaning given to such term in Clause 21.9 (Release Test Calculations).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Repeated Representations” means each of the representations set out in Clause 20.1 (Corporate Status) to Clause 20.3 (No Contravention of Agreements or Organisational Documents), Clause 20.9 (Tax Returns and Payments), Clause 20.15 (Insurance Licenses), Clause 20.17 (Properties; Liens; and Insurance) to Clause 20.18 (Solvency) and Clause 20.19 (No Default).

“Representations” means each of the representations set out in Clause 20 (Representations).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requested Increase” has the meaning given to such term in Clause 10.1.1.

“Required Proportion” has the meaning given to such term in Clause 10.3 (Notification of Commitment Increase Request).

“Retrocession Agreement” has the meaning given to such term in Clause 22.2 (Financial Definitions).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc.

“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled.

“SEC” means the US Securities and Exchange Commission or any successor thereto.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” means the Security Trustee, any Receiver or Delegate, the Agent, each Lender and the Arranger from time to time party to this Agreement.

“Security Agreement” means the pledge and security agreement relating to the Collateral dated on or about the date hereof between the Custodian, the Special Report Agent, the Original Borrower, the Original Guarantor, the Grantors identified therein from time to time and the Security Trustee.

“Security Documents” means the Security Agreement, the Control Agreement and any other document designated in writing as such by the Original Borrower and the Security Trustee.

“Significant Subsidiary” means, at any time, each subsidiary of the Original Guarantor that, as of such time, meets the definition of a “significant subsidiary” under Regulation S-X of the SEC.

“Solvent” means, with respect to any person on a particular date, that on such date:

(a)                                      the fair value of its assets exceeds the amount of its liabilities (in each case, as would be reflected on a balance sheet prepared in accordance with GAAP); and

(b)                                     such person does not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such person, and of amounts to be payable on or in respect of debt of such person).

“Special Report Agent” has the meaning set forth in the Security Agreement.

“Specified Amendments” means the amendments to this Agreement set forth in SCHEDULE 19 (Specified Amendments).

“Super-Majority Lenders” means, save as otherwise provided herein a Lender or Lenders whose Commitments amount (or, if each Lender’s Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to 66 2/3 per cent. or more of the Total Commitments provided that:

(a)                                      so long as a Lender is a Defaulting Lender, the Commitments of such Lender shall not be included in determining whether the Super-Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Clause 38 (Amendments and Waivers)); and

(b)                                     any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

“Syndicate Arrangement” means an arrangement entered into by a managing agent at Lloyd’s on behalf of the Account Party together with the other syndicate members with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such members of that syndicate.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any Governmental Authority.

“Term” means, save as otherwise provided herein, in relation to any Letter of Credit, the period from its Utilisation Date until its Expiry Date.

“Three-Year Unsecured Letter of Credit Facility” means the $200,000,000 three-year unsecured letter of credit facility dated 12 March 2007 between, Validus Holdings, Ltd., JPMorgan Chase Bank, National Association, as administrative agent and others, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing.

“Total Commitments” means, at any time, the aggregate of the Lenders’ Commitments, being $25,000,000 as at the date of this Agreement together with any increase in the Total Commitments effected in accordance with Clause 10 (Commitment Increase Request).

“Transaction Security” means the Liens created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

“Transatlantic” means Transatlantic Holdings, Inc., a Delaware corporation.

“Transatlantic Acquisition” means the acquisition by the Original Guarantor of at least a majority of the outstanding shares of common stock of Transatlantic on a fully diluted basis, whether pursuant to privately-negotiated or open market purchases, tender offer, exchange offer, merger, consolidation, share swap or other transaction, including, without limitation, pursuant to (a)(i) the exchange offer commenced by the Original Guarantor on 25 July 2011 as it may be amended, supplemented or extended from time to time and (ii) a second-step merger of Transatlantic with a wholly-owned subsidiary of the Original Guarantor pursuant to the General Corporation Law of the State of Delaware, as amended, pursuant to which the Original Guarantor will acquire all outstanding shares of Transatlantic common stock that are not acquired in the exchange offer described in clause (i) above, and/or (b) the terms of a definitive merger agreement or other business combination agreement between the Original Guarantor and

Transatlantic.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Original Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                     the date specified by the Agent to the Existing Lender and the New Lender upon execution by the Agent of the Transfer Certificate.

“Transferee” means a person to which a Lender seeks to transfer by novation all or part of such Lender’s rights, benefits and obligations under the Finance Documents.

“UCC” means the Uniform Commercial Code, as amended, and as in effect from time to time in the State of New York, except that references to sections of the UCC refer to the section numbers of such sections as of the date of this Agreement.

“UK GAAP” means generally accepted accounting principles in the United Kingdom.

“Unpaid Sum” means the unpaid balance of any of the sums referred to in Clause 18.1 (Default Interest Periods).

“US” means the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Utilisation Date” means, in relation to a Letter of Credit, the date on which it is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“Validus Guarantee” means the guarantee and indemnity of each Guarantor set out in Clause 19 (Guarantee and Indemnity).

“Wholly-Owned Subsidiary” of any person means any subsidiary of such person to the extent all of the capital stock or other ownership interests in such subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such person.

1.2                           Interpretation

Any reference in this Agreement to:

1.2.1

the “Agent”, “Structuring Agent”, the “Arranger”, the “Security Trustee”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with this Agreement;

1.2.2	a document in “agreed form” is a document which is initialled by or on behalf of the Original Borrower and the Agent;

1.2.3	a default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

1.2.4

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the Agent’s Spot Rate of Exchange on such date for the purchase of the first currency with the second currency;

1.2.5	a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

1.2.6	a “member” shall be construed (when the context so requires) as a reference to an underwriting member of Lloyd’s;

1.2.7

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

1.2.8

a Lender’s “participation”, in relation to a Letter of Credit, shall be construed as a reference to the rights and obligations of such Lender in relation to such Letter of Credit as are expressly set out in this Agreement;

1.2.9

a “person” shall be construed as a reference to any natural person, firm, company, corporation, limited liability company, trust, joint venture, government, state or agency of a state (including any Governmental Authority), any association or partnership (whether or not having separate legal personality) of two or more of the foregoing or any other entity;

1.2.10

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or ordinary voting power or, in the case of a partnership, more than 50%

of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent provided that neither 1384 Capital Limited nor the Talbot Employee Benefit Trust shall be a subsidiary of any parent for the purposes of this Agreement;

1.2.11

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

1.2.12	“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

1.2.13

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3                           Syndicate

For the purpose of construing references in this Agreement to a Lloyd’s syndicate, unless the context otherwise requires, the several groups of members to which in successive years a particular syndicate number is assigned by the Council of Lloyd’s shall be treated as the same syndicate notwithstanding that they may not comprise the same members with the same premium income limits.

1.4                           Currency Symbols

“£” and “sterling” denote lawful currency of the United Kingdom for the time being and “dollars” and “$” denote lawful currency of the US for the time being.

1.5                           Agreements and Statutes

Any reference in this Agreement to:

1.5.1

this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, restated, varied, novated or supplemented;

1.5.2

a statute or treaty shall be construed, unless the context otherwise requires, as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted; and

1.5.3	a byelaw shall be construed as a reference to a byelaw made under Lloyd’s Acts 1871 to 1982 as the same may have been, or may from time to time be, amended or replaced.

1.6                           Headings

Clause and Schedule headings are for ease of reference only.

1.7                           Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.8                           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

SECTION 2
THE FACILITY

2.                                 THE FACILITY

2.1                           Grant of the Facility

The Lenders, upon the terms and subject to the conditions hereof, grant to the Borrowers on behalf of the Account Party, a multicurrency letter of credit facility in an aggregate amount equal to the Total Commitments.

2.2                           Purpose and Application

The Facility is intended to enable the Account Party to provide Funds at Lloyd’s for the 2012, 2013 and prior open underwriting years of account of the Managed Syndicate, it being acknowledged that for so long as the Letters of Credit issued hereunder are deposited at Lloyd’s, they shall be deemed to support all of the Account Party’s underwriting years of account that have yet to close, and accordingly, the Borrowers shall apply all amounts raised by it hereunder in or towards satisfaction of such purposes and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3                           Ranking of Funds at Lloyd’s

It is acknowledged by the parties hereto that, subject to the duties of Lloyd’s as trustee of all Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, the Facility will provide Funds at Lloyd’s for the Account Party which, to the extent that such parties are able to procure the same upon and subject to the terms of this Agreement, shall only be applied after all of the Own FAL of the Account Party from time to time has been exhausted.

2.4                           Application of Own FAL

The Borrowers shall use all reasonable endeavours to ensure that the Own FAL at Lloyd’s of the Account Party are applied to the fullest extent possible before any payment is made under a Letter of Credit in respect of the Account Party (including, without limitation, using all reasonable endeavours to obtain a Letter of Comfort with respect to the order of application of Funds at Lloyd’s).

2.5                           Initial Conditions Precedent

Save as the Lenders may otherwise agree, the Borrowers may not deliver a Utilisation Request unless the Agent has confirmed to the Borrowers on the Closing Date by means of executing this Agreement that it has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) and that each is, in form and substance, satisfactory to the Agent.

2.6                           Further conditions precedent

The Lenders will only be obliged to comply with Clause 3.4 (Each Lender’s participation in Letters of Credit), if on the date of the Utilisation Request and on the proposed Utilisation Date:

2.6.1                            no Default is continuing or would result from the issue of the proposed Letter of Credit; and

2.6.2                            the Repeated Representations are true in all material respects with the same effect as though such Repeated Representations had been made on the date of the Utilisation Request and on the Utilisation Date (it being understood and agreed that any Repeated Representation which by its terms is made as of a specified date shall be required to be true in all material respects only as of such specified date).

2.7                           Several Obligations

The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

2.8                           Several Rights

The rights of each Finance Party are several and any debt arising hereunder at any time from an Obligor to any Finance Party shall be a separate and independent debt.  Except as otherwise stated in the Finance Documents each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

SECTION 3
UTILISATION

3.                                 UTILISATION OF THE FACILITY

3.1                           Utilisation Conditions for the Facility

Save as otherwise provided herein, a Letter of Credit will be issued at the request of a Borrower if:

3.1.1                            no less than three Business Days before the proposed Utilisation Date, the Agent has received a completed Utilisation Request from such Borrower;

3.1.2                            the proposed Utilisation Date is a Business Day falling within the Availability Period;

3.1.3                            the first day of the Term of the Letter of Credit is a Business Day falling within the Availability Period;

3.1.4                            the proposed Expiry Date of the Letter of Credit shall be:

(a)                     in the case of any Letter of Credit providing Funds at Lloyd’s for the 2012 and prior open underwriting years of account of the Managed Syndicate only, 31 December 2015; and

(b)                    in the case of any Letter of Credit providing Funds at Lloyd’s for the 2013 and prior open underwriting years of account of the Managed Syndicate only, 31 December 2016;

3.1.5                            the Letter of Credit is substantially in the form set out in Schedule 6 (Form of Letter of Credit);

3.1.6                            the beneficiary of such Letter of Credit is Lloyd’s; and

3.1.7                            the conditions set out in Clause 3.2 (Currency and amount) are satisfied,

provided that no Letter of Credit shall be issued for the account of the Account Party at any time when the Outstandings exceed (or would after the issuance of such Letter of Credit exceed) the Borrowing Base of the Account Party at such time.

3.2                           Currency and amount

3.2.1                            The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

3.2.2                            The amount of the proposed Letter of Credit must be:

(a)                     if the currency selected is the Base Currency, a minimum of $1,000,000 or if less, the  Available Facility; or

(b)                    if the currency selected is the Optional Currency, a minimum of £500,000 or if less, the Available Facility; and

(c)                     in any event such that its Base Currency Amount is less than or equal to the Available Facility.

3.3                           Completion of Letters of Credit

The Agent is authorised to issue each Letter of Credit pursuant to Clause 3.1 (Utilisation Conditions for the Facility) by:

3.3.1                            completing the issue date, the proposed Expiry Date and the other details required in respect of such Letter of Credit, in accordance with the Utilisation Request for such Letter of Credit;

3.3.2                            completing the schedule to such Letter of Credit with the percentage participation of each Lender as allocated pursuant to the terms hereof; and

3.3.3                            executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit together with a Credit Institution Confirmation with respect to each Lender to Lloyd’s on the Utilisation Date, and, promptly after each such Letter of Credit is delivered to Lloyd’s, the Agent shall send a copy of it to the Borrower that requested such Letter of Credit.

3.4                           Each Lender’s Participation in Letters of Credit

Save as otherwise provided herein, each Lender will participate in each Letter of Credit issued pursuant to this Clause 3 in the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of such Letter of Credit.

3.5                           Lloyd’s Approved Credit Institution

3.5.1                            Each Lender acknowledges that the Agent must provide a Credit Institution Confirmation to Lloyd’s with each Letter of Credit.

3.5.2                            For the purposes of the Agent providing such Credit Institution Confirmation to Lloyd’s, each Lender confirms, on the date of this Agreement and on the date of issue of any Letter of Credit, that, subject to compliance with the terms of this Agreement for the utilisation of a Letter of Credit:

(a)                     it hereby authorises the execution and delivery by the Agent of each Letter of Credit and each such Letter of Credit will be duly executed by the Agent on its behalf; and

(b)                    its obligations under any Letter of Credit constitute its legal, valid and binding obligations.

3.5.3                            In the event that any Lender participating in the Facility ceases to be an Approved Credit Institution, following notification by Lloyd’s to an Obligor, that Obligor shall notify the Arrangers thereof and the Arrangers, in consultation with the Original Borrower, will, subject to agreement relating to fees and expenses, use their reasonable endeavours to replace the participation of such Lender in the Facility and in any Letter of Credit issued hereunder with one or more of the other Lenders or with another Approved Credit Institution. In the event that any such Lender ceases to be so accredited it shall, at the request of the Agent, transfer (in accordance with Clause 25 (Changes to the Lenders)) its Commitment and participation in outstanding Letters of Credit to such financial institution which is accredited by Lloyd’s and which has been agreed by the Arrangers and the Original Borrower.  The Original Borrower agrees to reimburse the Agent and the Arrangers for all fees, costs and expenses (including legal fees) together with any VAT thereon incurred in connection with such replacement of a Lender’s participation.

3.5.4                            In the event that any Lender participating in the Facility is a Defaulting Lender, following a request by the Original Borrower, (i) the Agent, at the request of and in consultation with the Original Borrower, shall, subject to reaching prior agreement with the Original Borrower in relation to fees and expenses, use reasonable endeavours to replace the participation of such Lender in the Facility and in any Letter of Credit issued hereunder with one or more of the other Lenders (if any other such Lender is willing to accept all or part of such participation) or with another financial institution  that is an Approved Credit Institution and (ii) such Lender shall (in accordance with the provisions of Clause 24 (Changes to the Lenders)) transfer its Commitment and participation in outstanding Letters of Credit to such financial institution which has been agreed between the Agent and the Original Borrower. The Original Borrower agrees to reimburse the Finance Parties for all fees, costs and expenses (including legal fees) together with any VAT thereon incurred in connection with such replacement of a Lender’s participation.

3.6                           Expiry of Availability Period

The Available Commitment of each Lender shall be reduced to zero at the end of the Availability Period.

3.7                           Notice of Non-Extension in respect of Letters of Credit

3.7.1                            The Agent shall, no earlier than:

(a)                     in the case of any Letter of Credit providing Funds at Lloyd’s for the 2012 and prior open underwriting years of account of the Managed Syndicate only, 1 December 2011 and no later than 31 December 2011, give a Notice of Non-Extension to Lloyd’s in respect of such Letter of Credit issued hereunder (and the Lenders hereby authorise the Agent to serve such notice) so that each such Letter of Credit expires at any time after 31 December 2015; or

(b)                    in the case of any Letter of Credit providing Funds at Lloyd’s for the 2013 and prior open underwriting years of account of the Managed Syndicate only, 1 December 2012 and no later than 31 December 2012, give a Notice of Non-Extension to Lloyd’s in respect of such Letter of Credit issued hereunder (and the Lenders hereby authorise the Agent to serve such notice) so that each such Letter of Credit expires at any time after 31 December 2016.

3.7.2                            In the event that any Letter of Credit is issued after a Notice of Non-Extension has been given under sub-clause 3.7.1 above the Agent shall give a Notice of Non-Extension in respect of such Letter of Credit at the time such Letter of Credit is issued.

3.7.3                            Upon the expiry of a Letter of Credit in accordance with a Notice of Non-Extension, the maximum actual and contingent liabilities of each Lender under the Letter of Credit referred to in such Notice of Non-Extension will be reduced to zero.

3.8                           Applied Letters of Credit

If, notwithstanding the provisions of Clause 2.4 (Application of Own FAL), any sum is paid under a Letter of Credit (an “Applied Letter of Credit”) which is greater than any sum which would have been paid had Own FAL been applied to meet any demand prior to the Funds at Lloyd’s provided pursuant to this Facility in accordance with Clause 2.4 (Application of Own FAL) (the difference between the sum paid under the Applied Letter of Credit and the sum which should have been paid being the “Overpayment”), each Borrower shall, to any extent necessary to facilitate the indemnification of the Lenders under Clause 7 (Borrower’s Indemnity to the Lenders), use all reasonable endeavours to procure the release by Lloyd’s of the Own FAL of the Account Party in an amount equal to the Overpayment and, upon the Lenders being indemnified in full thereunder (but subject to the Agent receiving confirmation in writing from the Original Borrower that no Default is continuing), either:

3.8.1                            a supplementary Letter of Credit will be issued in an amount equal to the Overpayment having an Expiry Date which is the same as that of the Applied Letter of Credit; or

3.8.2                            the Applied Letter of Credit will be amended by increasing the amount thereof by an amount equal to the Overpayment.

SECTION 4
COSTS OF UTILISATION

4.                                 LETTER OF CREDIT COMMISSION

4.1                           Letter of Credit Commission

Each Borrower shall, in respect of each Letter of Credit requested by it, pay to the Agent for the account of each Lender (for distribution in proportion to each Lender’s Proportion of such Letter of Credit) a letter of credit commission in the currency in which the relevant Letter of Credit is denominated, at the relevant L/C Commission Rate on the aggregate Commitments of the Lenders under such Letter of Credit.  Such letter of credit commission shall be calculated on a daily basis according to the Commitments on each such day, and shall be paid in arrear in respect of each successive period of three months (or such shorter period as shall end on the relevant Expiry Date) during the Term of the relevant Letter of Credit, the first such payment to be made on the date falling three Months after the Utilisation Date for such Letter of Credit and successive payments to be made thereafter on the last day of each successive such period (each an “Interest Payment Date”).

4.2                           Defaulting Lenders

Notwithstanding anything to the contrary in this Clause 4, for so long as a Lender is a Defaulting Lender, no letter of credit commission hereunder shall accrue or be payable to such Lender until such Lender ceases to be a Defaulting Lender.

5.                                 MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

5.1                           Absence of quotations

Subject to Clause 5.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Date, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

5.2                           Market Disruption

If, in relation to any Unpaid Sum:

5.2.1                            LIBOR is to be determined by reference to Reference Banks and at or about 11.00 a.m. on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant Interest Period; or

5.2.2                            before the close of business in London on the Quotation Date for such Unpaid Sum the Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate fifty per cent. or more of such Unpaid Sum is owed that the LIBOR rate does not accurately reflect the cost of funding its participation in such Unpaid Sum, then, the Agent shall notify the relevant Borrower and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 5.3 (Substitute Interest Period and Interest Rate) shall apply to such Unpaid Sum.

5.3                           Substitute Interest Period and Interest Rate

If either sub-clause 5.2.1 or 5.2.2 of Clause 5.2 (Market Disruption) applies to an Unpaid Sum, the rate of interest applicable to each Lender’s portion of such Unpaid Sum during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 5.4 (Alternative basis of interest or funding)) be the rate per annum which is the sum of:

5.3.1                            the Mandatory Costs Rate, if any, applicable to that Lender’s portion of such Unpaid Sum; and

5.3.2                            the rate per annum notified to the Agent by such Lender before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such Interest Period.

5.4                           Alternative basis of interest or funding

5.4.1                            If either of those events mentioned in sub-clauses 5.2.1 and 5.2.2 of Clause 5.2 (Market Disruption) occurs in relation to an Unpaid Sum and the Agent or the Original Borrower so requires, the Agent and the Original Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on a substitute basis for determining the rate of interest.

5.4.2                            Any alternative basis agreed pursuant to sub-clause 5.4.1 above shall, with the prior consent of all the Lenders and the Original Borrower, be binding on all Parties.

5.5                           Interest Rate Determination

The Agent shall promptly notify the relevant Borrower and the Lenders of each determination of LIBOR and the Mandatory Costs Rate.

5.6                           Changes to Interest Rates

The Agent shall promptly notify the relevant Borrower and the Lenders of any change to:

5.6.1                            the proposed length of an Interest Period; or

5.6.2                            any interest rate occasioned by the operation of Clause 4.2 (Market Disruption and Alternative Interest Rates).

6.                                 NOTIFICATION

6.1                           Letters of Credit

Not less than one Business Day before the first day of a Term, the Agent shall notify each Lender, in respect of each Letter of Credit to be issued, of:

6.1.1                            the proposed length of the relevant Term;

6.1.2                            the proposed currency;

6.1.3                            the aggregate principal amount; and

6.1.4                            the Utilisation Date.

6.2                           Demands under Letters of Credit

If a demand is made under a Letter of Credit the Agent shall promptly make demand upon the relevant Borrower in accordance with this Agreement and notify the Lenders.

7.                                 BORROWER’S INDEMNITY TO THE LENDERS

7.1                           Borrowers’ Indemnity to Lenders

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, each Borrower shall irrevocably and unconditionally as a primary obligation indemnify (within 5 Business Days of demand by the Agent) each Finance Party against:

7.1.1                            any sum paid or due and payable by such Finance Party under any Letter of Credit requested by it; and

7.1.2                            all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from such Lender in connection with such Letter of Credit), claims, losses and expenses which such Finance Party may at any time reasonably incur or sustain in connection with any Letter of Credit (in each case, invoiced in reasonable detail), provided that such indemnity shall not, as to any Finance Party, be available to the extent that such liabilities, costs, claims, losses, damages or related expenses have resulted from the gross negligence or wilful misconduct of any Finance Party.

Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to enforce the Transaction Security before claiming from such Borrower under this Clause 7.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

7.2                           Preservation of Rights

Neither the obligations of any Borrower set out in this Clause 7 nor the rights, powers and remedies conferred on any Lender by this Agreement or by law shall be discharged, impaired or otherwise affected by:

7.2.1                            the winding-up, dissolution, administration or re-organisation of any Lender or any other person or any change in its status, function, control or ownership;

7.2.2                            any of the obligations of any Lender or any other person hereunder or under any Letter of Credit or under any other security taken in respect of any Borrower’s obligations hereunder or otherwise in connection with a Letter of Credit being or becoming illegal, invalid, unenforceable or ineffective in any respect;

7.2.3                            time or other indulgence being granted or agreed to be granted to any Lender or any other person in respect of its obligations hereunder or under or in connection with a Letter of Credit or under any such other security;

7.2.4                            any amendment to, or any variation, waiver or release of, any obligation of any Lender or any other person under a Letter of Credit or this Agreement;

7.2.5                            any other act, event or omission which, but for this Clause 7, might operate to discharge, impair or otherwise affect any of the obligations of the relevant Borrower set out in this Clause 7 or any of the rights, powers or remedies conferred upon any Lender by this Agreement or by law.

The obligations of each Borrower set out in this Clause 7 shall be in addition to and independent of every other security which any Lender may at any time hold in respect of such Borrower’s obligations hereunder.

7.3                           Settlement Conditional

Any settlement or discharge between a Borrower and a Lender shall be conditional upon no security or payment to such Lender by a Borrower, or any other person on behalf of a Borrower, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Lender shall be entitled to recover the value or amount of such security or payment from that Borrower subsequently as if such settlement or discharge had not occurred.

7.4                           Right to make Payments under Letters of Credit

Each Lender shall be entitled to make any payment in accordance with the terms of the relevant Letter of Credit without any reference to or further authority from the relevant Borrower or any other investigation or enquiry.  Each Borrower irrevocably authorises each Lender to comply with any demand under a Letter of Credit which is valid on its face.

SECTION 5
PREPAYMENT, CANCELLATION AND COLLATERALISATION

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Automatic Cancellation of the Facility

At close of business in London on the last Business Day of the Availability Period the Available Commitment of each Lender shall be (if it has not already been) reduced to zero.

8.2                           Cancellation of the Facility

The Original Borrower may, by giving to the Agent not less than five Business Days’ prior notice to that effect, cancel the whole or any part of the Available Facility (being a minimum amount of $1,000,000 and integral multiples of $500,000 thereafter). Any such cancellation shall reduce the Available Commitment and Commitment of each Lender rateably.

8.3                           Notice of Cancellation

Any notice of cancellation given by the Original Borrower pursuant to this Clause 8 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation provided that any such notice may state that it is conditional upon the effectiveness of replacement financing, in which case such notice may be revoked by the Original Borrower by notice to the Agent, on or prior to the date specified in such notice as the anticipated effective date of replacement financing, if such condition is not satisfied.

8.4                           Notice of Removal of a Lender

If:

8.4.1                            any sum payable to any Lender by an Obligor is required to be increased pursuant to Clause 11 (Tax Gross-up and Indemnities);

8.4.2                            any Lender claims indemnification from the Original Borrower under Clause 11.3 (Tax Indemnity) or Clause 12 (Increased Costs),

the Original Borrower may, whilst such circumstance continues, give the Agent at least ten Business Days’ notice (which notice shall be irrevocable) of its intention to cancel the Commitment of such Lender.

8.5                           Removal of a Lender

On the day the notice referred to in Clause 8.4 (Notice of Removal of a Lender) expires each Borrower at whose request a Letter of Credit has been issued shall procure that such Lender’s Proportion of each relevant Letter of Credit be reduced to zero (by reduction of the amount of such Letter of Credit in an amount equal to such Lender’s Proportion).

8.6                           No Further Availability

A Lender whose Commitment is to be cancelled under Clause 8.4 (Notice of Removal of a Lender) shall not be obliged to participate in any Letter of Credit on or after the date upon which the Agent receives the Original Borrower’s notice of its intention to cancel such Commitment, and such Lender’s Available Commitment shall be reduced to zero.

8.7                           No Other Cancellation

No Borrower shall cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

8.8                           No Reinstatement

No amount of the Total Commitments cancelled under this Agreement shall be reinstated.

9.                                 COLLATERALISATION OF LETTERS OF CREDIT

9.1                           Letters of Credit

9.1.1                            Without prejudice to the remainder of this Clause 9, the Borrowers shall ensure that at all times, the Borrowing Base is equal to or greater than the Outstandings.

9.1.2                            If at any time the Outstandings exceed the Borrowing Base, then the Obligors shall, within three Business Days of the earlier of any Obligor becoming aware of such shortfall or such shortfall being notified by the Agent to any Obligor, pay or deliver to the Custodian an amount of Cash or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) as is necessary to satisfy the foregoing.

9.1.3                            Failure by the Obligors to comply with their obligations under sub-clause 9.1.2 within ten (10) Business Days of the earlier of any Obligor becoming aware or receiving notice that the Outstandings exceed the Borrowing Base shall constitute an immediate and automatic Event of Default under the terms and conditions of this Agreement.

9.1.4                            Notwithstanding the frequency of the reporting obligations set forth in Clause 21.8 (Borrowing Base Certificate), this covenant shall apply at all times and shall be tested by reference to the Borrowing Base Certificate most recently supplied in accordance with that Clause.

10.                           COMMITMENT INCREASE REQUEST

10.1                     Commitment Increase Request

10.1.1                      The Original Borrower may, on one occasion only and by written notice served on the Agent (such notice being, a “Commitment Increase Request”), indicate that it wishes to increase the Total Commitments (a “Requested Increase”) by an amount of no less than $2,000,000 and thereafter in integral multiples of $500,000 up to a maximum of US$7,500,000.

10.1.2                      Such Commitment Increase Request shall be binding on each of the Obligors and delivered to the Agent no later than the date falling 12 months after the date of the Amendment Agreement.

10.2                     Commitment Increase Fee

A fee shall be payable on the Increase Date by the Original Borrower to the Agent (the “Commitment Increase Fee”) which shall be distributed to those Lenders which agree to the increase and those Additional Lenders that agree to provide a Commitment, in accordance with Clauses 10.5 (Approval of Commitment Increase Request) or 10.6 (Partial approval of Commitment Increase Request). The amount of the Commitment Increase Fee shall be agreed between the Original Borrower and the Agent prior to the Commitment Increase Request being submitted to the Agent by the Original Borrower.

10.3                     Notification of Commitment Increase Request

The Agent shall request that each Lender notify the Agent, within 15 Business Days of receipt by the Agent of such Commitment Increase Request, whether it is prepared to assume an increase in its Commitment in an amount equal to the proportion of the Requested Increase as is borne by the aggregate amount of its Commitment to the Total Commitments immediately prior to the date of the Commitment Increase Request (the “Required Proportion”).

10.4                     Decline of Commitment Increase Request

To the extent any Lender declines (and for this purpose a Lender shall be treated as having declined if it has not responded to the Agent in the positive within the period of 15 Business Days referred to in Clause 10.3 (Notification of Commitment Increase Request) above) to assume an increase in its Commitment equal to the Required Proportion (the “Declined Amount”), the Agent shall promptly notify the Original Borrower in writing. Within 10 Business Days of receiving any such notification, the Original Borrower may by written notice served on the Agent nominate a bank or financial institution which is an Approved Credit Institution (an “Additional Lender”) to assume a Commitment in an amount of up to the Declined Amount.  Such written notice shall also be signed by such Additional Lender and shall confirm that the relevant Additional Lender has agreed to assume a Commitment in an amount of up to the Declined Amount.

10.5                     Approval of Commitment Increase Request

Immediately upon the Agent receiving notifications from the Lenders or Additional Lenders confirming that the full amount of the Requested Increase can be accommodated, it shall notify the Original Borrower in writing and with effect from the Increase Date:

10.5.1                      the Commitment of each relevant Lender shall be increased by an amount equal to the portion of the Requested Increase it has indicated it is prepared to assume; and

10.5.2                      in respect of an Additional Lender which is not a Lender, a Commitment shall be established for such amount, provided that such Additional Lender has acceded to this Agreement as a Lender in accordance with the terms of Clause 25.7 (Additional Lenders), whereupon the Original Borrower shall pay the Commitment Increase Fee to the Agent. Upon receipt of such Commitment Increase Fee, the Agent shall promptly distribute this amount to those Lenders which agreed to the increase and those Additional Lenders that agree to provide a Commitment, in the proportion that the amount of the proposed increase in each such Lender’s or Additional Lender’s Commitments bears to the aggregate amount of the proposed increase in the Total Commitments.

10.6                     Partial approval of Commitment Increase Request

In the event that notifications from Lenders and/or Additional Lenders who are willing to assume, as appropriate, an increase in their Commitment or a new Commitment (“Accepting Parties”) confirm that only part of the Requested Increase can be made available then either:

10.6.1                      the Original Borrower and the Accepting Parties shall be entitled, by notice to the Agent no later than 30 Business Days following receipt by the Agent of the relevant  Commitment Increase Request, to accept an increase in Commitment in such lower amount, whereupon with effect from the Increase Date:

(a)                     the Commitment of each relevant Lender shall be increased by an amount equal to the portion of the Requested Increase it has indicated it is prepared to assume; and

(b)                    in respect of an Additional Lender which is not a Lender, a Commitment shall be established for such amount of the Requested Increase it has indicated it is prepared to assume, provided that such Additional Lender has first acceded to this Agreement as a Lender in accordance with the terms of Clause 25.7 (Additional Lenders), whereupon the Original Borrower shall pay the Commitment Increase Fee to the Agent. Upon receipt of such Commitment Increase Fee, the Agent shall promptly distribute this amount to those Lenders which agreed to the increase (or part thereof) and those Additional Lenders that agree to provide a Commitment, in the proportion that the amount of the proposed increase in each such Lender’s or Additional Lender’s Commitments bears to the aggregate amount of the proposed increase in the Total Commitments; or

10.6.2                      the Original Borrower shall be entitled, by notice to the Agent no later than 30 Business Days following receipt by the Agent of the relevant  Commitment Increase Request, to cancel the Commitment Increase Request (without incurring any cost, premium or penalty).

10.7                     Increase Date

For the purposes of this Clause 10, “Increase Date” means:

10.7.1                      the date on which the Agent confirms to the Original Borrower and the Lenders that the Agent, having contacted Lloyd’s to advise that a re-apportionment of commitments will be required in respect of a Letter of Credit and requesting the return of the relevant Letter of Credit (the “Existing Letter of Credit”), is satisfied that arrangements are in place with Lloyd’s for the exchange of the Existing Letter of Credit for a new Letter of Credit (the “New Letter of Credit”) detailing the liability of each issuing lender thereunder and otherwise being:

(a)                     for the same amount of the Existing Letter of Credit (in the case of Clause 10.5 (Approval of Commitment Increase Request) above) or for a lesser amount (in the case of Clause 10.6 (Partial approval of Commitment

Increase Request) above); and

(b)                    otherwise on the same terms as the Existing Letter of Credit for the remainder of the Term of such Existing Letter of Credit,

such that upon the Increase Date, each Lender’s (including each Additional Lender’s) participation in any Letters of Credit issued hereunder shall be equal to the proportion of that Lender’s Commitments to the Total Commitments; or

10.7.2                      if, in connection with any Requested Increase, the Agent determines that no re-apportionment of commitments is required in respect of any Letter of Credit, the date falling 5 Business Days after the date on which the Agent notifies the Original Borrower in writing that it has received the relevant acceptances of the Requested Increase from the Lenders.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.                           TAX GROSS UP AND INDEMNITIES

11.1                     Definitions

11.1.1                      In this Agreement:

“Foreign Lender” means any Lender which is treated by the jurisdiction in which a Borrower is resident for tax purposes:

(a)                     as being resident for tax purposes; or

(b)                    as having a place of business, place of management or permanent establishment,

in a jurisdiction other than that in which that Borrower is resident.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief from or remission or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

11.1.2                      Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the discretion (reasonably exercised) of the person making the determination.

11.2                     Tax gross-up

11.2.1                      Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2                      The Original Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Original Borrower and the relevant Obligor.

11.2.3                      If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4                      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5                      Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3                     Tax indemnity

11.3.1                      The Original Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of payments received or receivable by the Protected Party under a Finance Document or the transactions occurring under such Finance Document.

11.3.2                      Sub-clause 11.3.1 above shall not apply:

(a)                    with respect to any tax assessed on a Finance Party:

(i)                       under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)                    under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income or profits received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or is a franchise or similar tax; or

(b)                    with respect to any tax assessed on a Finance Party which is imposed as a result of a present or former connection between that Finance Party and the jurisdiction imposing that tax (or any political subdivision thereof) (other than any such connection arising as a result of that Finance Party having executed, delivered, become a party to, enforced or performed its obligations or received payments under, this agreement or any other Finance Document); or

(c)                     to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(d)                    to the extent that the loss, liability or cost is a result of failure by the Protected Party to comply with Clause 11.4 (Status of Foreign Lender).

11.3.3                      A Protected Party making, or intending to make a claim under sub-clause 11.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Original Borrower.

11.3.4                      A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Agent.

11.4                     Status of Foreign Lender

Any Foreign Lender that is entitled to an exemption from or reduction in the rate of any Tax Deduction from any payment under any of the Finance Documents under the law of the jurisdiction which requires or would require the Tax Deduction, or under any treaty to which that jurisdiction is a party, shall deliver to the Original Borrower (with a copy to the Agent), at the time or times reasonably specified by the Original Borrower or the Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Finance Party, if requested by the Original Borrower or the Agent, shall deliver such other documentation reasonably specified by the Original Borrower or the Agent as will enable the Original Borrower or the Agent to determine whether or not such Finance Party is subject to backup withholding or information reporting requirements.

11.5                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

11.5.1                      a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

11.5.2                      that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.6                     Value added tax

11.6.1                      All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to sub-clause 11.6.3 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

11.6.2                      If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

11.6.3                      Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.                           INCREASED COSTS

12.1                     Increased costs

12.1.1                      Subject to Clause 12.3 (Exceptions) the Original Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(a)                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)                    compliance with any law or regulation made after the date of this Agreement,

together, a “Change in Law”.

12.1.2                      In this Agreement “Increased Costs” means:

(a)                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital to a level below that which such Finance Party (or Affiliate) would have achieved but for such Change in Law (taking into consideration such Finance Party’s (or Affiliates’) policies with respect to capital adequacy as generally applied);

(b)                   an additional or increased cost; or

(c)                    a reduction of any amount due and payable under any Finance Document,

which in the good faith determination of such Finance Party is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into a commitment or funding or performing its obligations under any Finance Document.

12.2                     Increased cost claims

12.2.1                      A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent, following which the Agent shall promptly notify the Original Borrower.

12.2.2                      Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out:

(a)                     the basis, in reasonable detail, for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid; and

(b)                    the basis, in reasonable detail, for the computation of such amount or amounts, which shall be consistently applied.

12.3                     Exceptions

12.3.1                      Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)                     attributable to a Tax Deduction required by law to be made by an Obligor;

(b)                    compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 11.3.2 of Clause 11.3 (Tax indemnity) applied) or because of failure of such Finance Party to comply with Clause 10.3) (Tax indemnity);

(c)                     compensated for by the payment of the Mandatory Costs Rate;

(d)                    attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)                     attributable to an increase in the rate of corporation tax; or

(f)                       attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III)  (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

12.3.2                      Additionally Clause 12.1 (Increased costs) shall not apply to Increased Costs with respect to taxes imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in or under the laws of which it is organised or the jurisdiction in which the principal office or applicable lending office of such Lender is located or in which it conducts a trade or business or has a permanent establishment, or has a present or former connection with such jurisdiction, or any subdivision thereof or therein.

12.3.3                      In this Clause 12.3, a reference to:

(a)                     “Basel III” means:

(i)                       the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(ii)                    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(b)                    a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

13.                           ILLEGALITY

13.1                     If, at any time, any Lender determines in good faith that it is or will become unlawful or prohibited pursuant to any request from or requirement of any central bank or other financial, monetary or other authority (being a request or requirement with which banks are accustomed to comply and the Lender so complies with respect to its clients generally) for such Lender to make, fund, issue, participate in or allow to remain outstanding all or part of its share of the Letters of Credit, then that Lender shall, promptly after becoming aware of the same, deliver to the Original Borrower through the Agent a notice to that effect.

13.2                     Such Lender shall not thereafter be obliged to participate in any Letter of Credit or issue any Letter of Credit (whichever shall be so affected) and the amount of its Available Commitment shall be immediately reduced to zero and if the Agent on behalf of such Lender so requires, the Original Borrower shall on such date as the Agent shall have specified:

13.2.1                      repay all amounts owing to such Lender hereunder; and

13.2.2                      ensure that the liabilities of such Lender under or in respect of each affected Letter of Credit is reduced to zero.

14.                           OTHER INDEMNITIES

14.1                     Currency Indemnity

14.1.1                      If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order, judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)                     making or filing a claim or proof against such Obligor;

(b)                    obtaining an order, judgment in any court or other tribunal; or

(c)                     enforcing any order, judgment given or made in relation thereto,

the Original Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

14.1.2                      Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                     Other indemnities

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, each Obligor shall, within five Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability incurred by that Secured Party or Arranger (and invoiced in reasonable detail) as a result of:

14.2.1                      the occurrence of any Event of Default;

14.2.2                      a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties); or

14.2.3                      issuing or making arrangements to issue a Letter of Credit requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone).

14.3                     Indemnity to the Agent

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, the Original Borrower shall, within five Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably and invoiced in reasonable detail) as a result of:

14.3.1                      investigating any event which it reasonably believes is a Default; or

14.3.2                      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4                     Indemnity to the Security Trustee

14.4.1                      Without duplication of any expense reimbursement obligations contained elsewhere in this Agreement or the other Finance Documents, each Obligor shall, within five Business Days of demand, indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them (and invoiced in reasonable detail) as a result of:

(a)                     the taking, holding, protection or enforcement of the Transaction Security;

(b)                    the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

(c)                     any default by any Obligor or any other member of the Group that is party to a Finance Document in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

14.4.2                      The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

14.5                     Exceptions

The indemnities referred to in Clauses 14.3 (Indemnity to the Agent) and 14.4 (Indemnity to the Security Trustee) shall not apply to the extent that the cost, loss or liability concerned have resulted from the gross negligence or wilful misconduct of the Agent or Security Trustee (as the case may be).

15.                           MITIGATION

15.1                     If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

15.1.1                      an increase in any sum payable to it or for its account pursuant to Clause 11.2 (Tax Gross-up);

15.1.2                      a claim for indemnification pursuant to Clause 11.3 (Tax Indemnity) or Clause 12 (Increased Costs); or

15.1.3                      the reduction of its Available Commitment to zero or any repayment to be made pursuant to Clause 13 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the obligations of the Obligors under any of the Clauses referred to in sub-clauses 15.1.1, 15.1.2 and 15.1.3, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof (who shall promptly notify the Original Borrower) and, in consultation with the Agent and the Original Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution which is an Approved Credit Institution and which is acceptable to the Original Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances provided that such Lender shall be under no obligation to take any such action if, in the good faith judgment of such Lender, to do so might be reasonably expected to have any adverse effect upon its business, operations or financial condition (in each case, taken as a whole).

15.2                    In connection with the occurrence of any of the events set forth in sub-clauses 15.1.1 through 15.1.3, the Original Borrower, at its sole expense and effort, shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”), with one or more person or persons (collectively, the “Replacement Lender”) reasonably acceptable to the Agent at which time the Replaced Lender shall assign or transfer, without recourse (in accordance with and subject to the restrictions contained in

Clause 25 (Changes to the Lenders)), all its interests, rights and obligations under this Agreement to the Replacement Lender provided that:

15.2.1                      the Replacement Lender shall pay to the Replaced Lender in respect thereof an amount equal to the sum of:

(a)                     an amount equal to all Unpaid Sums that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time; and

(b)                    an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Clause 16 (Commitment Commission and fees);

15.2.2                      all obligations of any Borrower under the Finance Documents owing to the Replaced Lender (other than those specifically described in sub-clause 15.2.1 above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement;

15.2.3                      such assignment or transfer is likely to result in a reduction in such compensation or payments; and

15.2.4                      no Lender shall be required to become a Replaced Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Original Borrower to require such assignment or transfer cease to apply.

For the avoidance of doubt, no Replaced Lender shall be required to execute, sign or deliver any document or assignment in order to be replaced in accordance with this Clause 15.2.

16.                           COMMITMENT COMMISSION AND FEES

16.1                     Commitment Commission on the Facility

The Original Borrower shall pay to the Agent for account of each Lender a commitment commission on the amount of such Lender’s Available Commitment from day to day during the Availability Period, such commitment commission to be calculated at a rate of:

(a)                                      for any period in which all or any part of the Borrowing Base consists of Eligible Investment Grade Securities, 0.25 per cent. per annum; and

(b)                                     at all other times, 0.20 per cent. per annum,

on such amount and payable in arrear on the last day of each successive period of three months which ends during such period and on the last day of the Availability Period provided however, that for so long as a Lender is a Defaulting Lender, no commitment commission hereunder shall accrue or be payable to such Lender until such Lender ceases to be a Defaulting Lender.

16.2                     Arrangement Fee

The Original Borrower shall pay to the Arranger, the arrangement fees specified in a Fee Letter between the Arranger and the Original Borrower at the times, and in the amounts, specified in such letter.

16.3                     Structuring Fee

The Original Borrower shall pay to the Structuring Agent, the structuring fees specified in a Fee Letter between the Structuring Agent and the Original Borrower at the times, and in the amounts, specified in such letter.

16.4                     Agency Fees

The Original Borrower shall pay to the Agent for its own account the agency fees specified in a Fee Letter between the Agent and the Original Borrower at the times, and in the amounts, specified in such letter.

17.                           COSTS AND EXPENSES

17.1                     Transaction expenses

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, the Original Borrower shall within five Business Days of demand, pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including, but not limited to, legal fees of one legal counsel in each relevant jurisdiction) reasonably incurred by any of them (and invoiced in reasonable detail) and, in the case of the Security Trustee, by any Receiver or Delegate, in connection with the negotiation, preparation, execution and perfection of:

17.1.1                       this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

17.1.2                      any other Finance Documents executed after the date of this Agreement.

17.2                     Amendment costs

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, if (a) an Obligor or any other member of the Group that is party to a Finance Document requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Original Borrower shall, within five Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including, but not limited to, legal fees of one legal counsel in each relevant jurisdiction) reasonably incurred by the Agent and the Security Trustee (and invoiced in reasonable detail) and in the case of the Security Trustee, by any Receiver or Delegate, in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                     Security Trustee’s ongoing costs

17.3.1                      Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, in the event of (i) the occurrence of a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or any other member of the Group that is party to a Finance Document or the Majority Lenders to undertake duties which the Security Trustee and the

Original Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Original Borrower shall pay to the Security Trustee any additional remuneration that may be agreed between them.

17.3.2                      Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, if the Security Trustee and the Original Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Original Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Original Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

17.4                     Enforcement and preservation costs

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, the Original Borrower shall, within five Business Days of demand, pay to Agent the amount of all costs and expenses (including, but not limited to, legal fees of one legal counsel in each relevant jurisdiction but excluding costs and expenses to the extent that they result from the gross negligence or wilful misconduct of the Agent or any of the other Finance Parties) incurred by the Agent (and invoiced in reasonable detail) in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

17.5                     Stamp taxes

Without duplication of any expense reimbursement obligations or indemnities contained elsewhere in this Agreement or the other Finance Documents, the Original Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party and the Arrangers against any stamp duty, registration and other similar Taxes which are incurred by that Secured Party or the Arrangers arising from any payment made under any Finance Document or from the execution, delivery, performance, enforcement or registration of any Finance Document.

18.                           DEFAULT INTEREST AND BREAK COSTS

18.1                     Default Interest Periods

If an Obligor fails to pay:

18.1.1                      any amount payable by it pursuant to sub-clause 7.1.1 of Clause 7.1 (Borrowers’ Indemnity to Lenders), the period beginning on the date on which the relevant Finance Party paid any sum due and payable under the relevant Letter of Credit and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods:

(a)                     the first three periods being periods of a duration of one day each, which (other than the first) shall start on the last day of the preceding such period; and

(b)                    thereafter, each such period shall start on the last day of the preceding period and the duration of each of which shall (except as otherwise provided in this Clause 18) be selected by the Agent;

18.1.2                      any other amount payable by it under a Finance Document on its due date, or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 18) be selected by the Agent.

18.2                     Default Interest

An Unpaid Sum:

18.2.1                      which is a sum referred to in sub-clause 18.1.1 of Clause 18.1 (Default Interest Periods) above shall bear interest:

(a)                     during the first three Interest Periods in respect thereof at LIBOR at the overnight rate on the Quotation Date therefor; and

(b)                    during each Interest Period thereafter, at the rate per annum which is three per cent. per annum above LIBOR on the Quotation Date therefor;

18.2.2                      which is a sum referred to in sub-clause 18.1.2 of Clause 18.1 (Default Interest Periods) above shall bear interest during each Interest Period in respect thereof at the rate per annum which is three per cent. per annum above LIBOR, on the Quotation Date therefor.

18.3                     Payment of Default Interest

Any interest which shall have accrued under Clause 18.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of each Interest Period in respect thereof or on such other dates as the Agent may specify by notice to such Obligor.

18.4                     Break Costs

If any Lender or the Agent on its behalf receives or recovers all or any part of an Unpaid Sum otherwise than on the last day of an Interest Period relating thereto, the relevant Borrower shall pay to the Agent on demand for account of such Lender an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (b) the amount of interest which in the opinion of the Agent (acting reasonably) would have been payable to the Agent on the last day of that Interest Period in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the first Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period.

SECTION 7
GUARANTEE

19.                           GUARANTEE AND INDEMNITY

19.1                     Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

19.1.1                      guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

19.1.2                      undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3                      indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2                     Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3                     Reinstatement

If any payment by a Borrower or any discharge given by a Finance Party (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

19.3.1                      the liability of that Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

19.3.2                      each Finance Party shall be entitled to recover the value or amount of that security or payment from that Borrower as if the payment, discharge, avoidance or reduction had not occurred.

19.4                     Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

19.4.1                      any time, waiver or consent granted to, or composition with, a Borrower or other person;

19.4.2                      the release of a Borrower or any other person under the terms of any composition or arrangement with any creditor of an Obligor;

19.4.3                      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4                      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

19.4.5                      any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

19.4.6                      any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7                      any insolvency or similar proceedings.

19.5                     Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

19.5.1                      acquisitions of any nature;

19.5.2                      increasing working capital;

19.5.3                      enabling investor distributions to be made;

19.5.4                      carrying out restructurings;

19.5.5                      refinancing existing facilities;

19.5.6                      refinancing any other indebtedness;

19.5.7                      making facilities available to new borrowers;

19.5.8                      any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

19.5.9                      any fees, costs and/or expenses associated with any of the foregoing.

19.6                     Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Clause 19.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7                     Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

19.7.1                      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.7.2                      hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause 19.

19.8                     Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

19.8.1                      to be indemnified by a Borrower;

19.8.2                      to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents;

19.8.3                      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

19.8.4                      to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnity);

19.8.5                      to exercise any right of set-off against any Obligor; and/or

19.8.6                      to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by any Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics) of this Agreement.

19.9                     Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

19.9.1                      that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

19.9.2                      each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10               Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.                           REPRESENTATIONS

On the date of this Agreement, each Obligor makes to the Finance Parties the representations and warranties set out in Clauses 20.1 (Corporate Status) to 20.7 (Projections and Assumptions), 20.15 (Insurance Licenses), and Clauses 20.19 (No default) to 20.23 (No Winding-up) and the Original Guarantor makes to the Finance Parties the representations and warranties set out in Clauses 20.8 (Financial Condition) to 20.14 (Compliance with Statutes and Agreements), 20.16 (Security Documents) and Clauses 20.17 (Properties; Liens; and Insurance) and 20.18 (Solvency) in each case in relation to itself and (where applicable) its Significant Subsidiaries.

20.1                     Corporate Status

It and each of its Significant Subsidiaries:

20.1.1                      is a duly organised and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organisation and has the corporate or other organisational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and

20.1.2                      has been duly qualified and is authorised to do business and is in good standing in all jurisdictions where it is required to be so qualified,

except, in the case of sub-clauses 20.1.1 (other than in respect of the Obligors or any other member of the Group that is party to a Finance Document) and 20.1.2, where the failure to be so qualified, authorised or in good standing, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.2                     Corporate Power and Authority

20.2.1                      It and each of its subsidiaries that is party to any Finance Document has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Finance Documents to which it is a party and has taken all necessary corporate action to authorise the execution, delivery and performance of such Finance Documents.

20.2.2                      It and each of its subsidiaries that is party to any Finance Document has duly executed and delivered each Finance Document to which it is a party and, subject to the Legal Reservations, each such Finance Document constitutes the legal, valid and binding obligation of such Obligor or such subsidiary enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

20.3                     No Contravention of Agreements or Organisational Documents

Neither the execution, delivery and performance, by it or any of its subsidiaries that is party to any Finance Document, of this Agreement or the other Finance Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein:

20.3.1                      will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality;

20.3.2                      will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favour of the Security Trustee pursuant to the Security Documents) upon any of its property or assets or those of any of its Significant Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which it or any of its Significant Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject; or

20.3.3                      will violate any provision of its certificate of incorporation, by-laws or other organisational documents, nor those of its Significant Subsidiaries.

20.4                     Litigation and Environmental Matters

There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened involving it or any of its Significant Subsidiaries (including with respect to this Agreement or any other Finance Document) that, either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.  Except for any matters that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Original Guarantor nor any of its Significant Subsidiaries:

20.4.1                      has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

20.4.2                      has become subject to any Environmental Liability;

20.4.3                      has received notice of any claim with respect to any Environmental Liability; or

20.4.4                      knows of any basis for any Environmental Liability.

20.5                     Approvals

Any:

20.5.1                      order, consent, approval, license, authorisation, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required by it or any of its Significant Subsidiaries; or

20.5.2                      third party approval, permit or license required to be obtained by it or any of its Significant Subsidiaries,

in each case in connection with (i) the transactions contemplated by the Finance Documents or (ii) the legality, validity, binding effect or enforceability of any Finance Document, has been obtained or effected and is in full force and effect, or will be obtained or effected within the period required by law.

20.6                     Investment Company Act

It is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the US, as amended.

20.7                     Projections and Assumptions

The financial projections contained in the Business Plan have been prepared based on good faith estimates and assumptions believed by the Original Borrower to be reasonable and attainable at the time made, it being recognised by Finance Parties that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Obligors and that actual results during the period or periods covered by any such projections may differ from the projected results.

20.8                     Financial Condition

20.8.1                      The Original Guarantor has heretofore furnished to the Agent (on behalf of the Lenders) its consolidated balance sheet and consolidated statements of operations and comprehensive income, (loss), shareholders’ equity and cash flows as of and for the fiscal year ended 31 December 2010 reported on by PricewaterhouseCoopers, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Original Guarantor and its consolidated Significant Subsidiaries as of such dates and for such periods in accordance with US GAAP.

20.8.2                      As of the Closing Date, nothing has occurred since 31 December 2010 either individually or in the aggregate, which has resulted in, or would reasonably be expected to result in, any material adverse condition or any material adverse change which, in either case, has a Material Adverse Effect, in or affecting:

(a)                     the business, operations, assets, liabilities or financial condition of the Original Guarantor and its Significant Subsidiaries, taken as a whole; or

(b)                    the rights and remedies of any Finance Party or the ability of the Obligors, taken as a whole, to perform their respective obligations owed to any Finance Party under this Agreement or any other Finance Document.

20.9                     Tax Returns and Payments

20.9.1                      Except where the failure to do so would not reasonably be expected, individually or in aggregate, to have a Material Adverse Effect, the Original Guarantor and its Significant Subsidiaries:

(a)                     have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Original Guarantor and its Significant Subsidiaries; and

(b)                    have timely paid, collected or remitted or caused to have timely paid, collected or remitted all material Taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and for which adequate reserves have been established in accordance with applicable GAAP.

20.9.2                      To the best knowledge of the Original Guarantor, there is no action, suit, proceeding, investigation, audit or claim now pending or proposed or threatened by any authority regarding any Taxes relating to the Original Guarantor or any of its Significant Subsidiaries, which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

20.9.3                      To the best knowledge of the Original Guarantor, no Tax Liens have been filed and no claims are pending or proposed or threatened with respect to any Taxes for any taxable period, except for Liens permitted under Clause 23.14 (Liens) and claims which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.10               Compliance with ERISA

20.10.1                Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Original Guarantor and its ERISA Affiliates:

(a)                     have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code; and

(b)                    have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

20.10.2                Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(a)                     there has not been a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and

(b)                    there has not been a receipt by any Original Guarantor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

20.10.3                Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(a)                     each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities;

(b)                    all contributions required to be made with respect to a Foreign Pension Plan have been timely made;

(c)                     neither the Original Guarantor nor any of its Significant Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and

(d)                    the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Original Guarantor’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

20.11               Subsidiaries

20.11.1                Listed in Schedule 14 (Subsidiaries) is a complete and correct list of all of the subsidiaries of the Original Guarantor as of the Closing Date, together with, for each such subsidiary:

(a)                     the jurisdiction of organisation of such subsidiary;

(b)                    each person holding direct ownership interests in such subsidiary; and

(c)                     the percentage ownership of such subsidiary represented by such ownership interests.

20.11.2                Except as disclosed in Schedule 14 (Subsidiaries), as of the Closing Date, each of the Original Guarantor and its Significant Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each person shown to be held by it in Schedule 14 (Subsidiaries).

20.11.3                As of the Closing Date, there are no restrictions on the Original Guarantor or any of its Significant Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Significant Subsidiary of the Original Guarantor to the Original Guarantor, other than:

(a)                     prohibitions or restrictions existing under or by reason of this Agreement or the other Finance Documents;

(b)                    prohibitions or restrictions existing under or by reason of Legal Requirements;

(c)                     prohibitions and restrictions permitted by Schedule 12 (Existing Intercompany Arrangements and Agreements) or Clause 23.21 (Limitation on Certain Restrictions on subsidiaries); and

(d)                    other prohibitions or restrictions which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.12               Capitalisation

As of the Closing Date, the authorised capital stock of:

20.12.1                the Original Borrower consists of 500,000,000 shares, par value $0.0020 per share;

20.12.2                the Original Guarantor consists of 571,428,571.4 shares, par value $0.175 per share.

20.13               Indebtedness

As of the Closing Date, the Original Guarantor and its consolidated Significant Subsidiaries have no outstanding Indebtedness for borrowed money required to be set forth on a quarterly balance sheet prepared in accordance with US GAAP other than:

20.13.1                as set forth on the Original Guarantor’s consolidated balance sheet as of 30 September 2010;

20.13.2                borrowings since such date under the revolving credit facilities, letter of credit facilities and lines of credit of the Original Guarantor and/or its subsidiaries; and

20.13.3                Permitted Subsidiary Indebtedness.

20.14               Compliance with Statutes and Agreements

20.14.1                The Original Guarantor and each of its Significant Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided (or will do so within the period required by law) to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except where the failure to comply or file or otherwise provide, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.14.2                All regulatory approvals required by the Original Guarantor and each of its Significant Subsidiaries are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.14.3                The Original Guarantor and each of its Significant Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.15               Insurance Licenses

20.15.1                There is, in relation to itself and each of its Significant Subsidiaries:

(a)                     no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings;

(b)                    no sustainable basis for such a suspension, revocation or limitation; and

(c)                     no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority,

that, in each instance under paragraphs (a), (b) and (c) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

20.15.2                As of the Closing Date, neither it nor any of its Significant Subsidiaries that is a Regulated Insurance Company transacts any Insurance Business, directly or indirectly, in any jurisdiction without all Insurance Licenses required by the Applicable Insurance Regulatory Authority in such jurisdiction, except where the failure to have such Insurance Licenses has not had, and would not reasonably be expected to have, a Material Adverse Effect.  For the purposes of this sub-clause 20.15.2, “Insurance Licenses” means material licences (including licences or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorisations to transact insurance and reinsurance business.

20.16               Security Documents

20.16.1                The Security Documents create, as security for Secured Obligations, valid and enforceable security interests in and Liens on all of the Collateral, which, subject to the Legal Reservations and to Liens having priority by operation of law, rank superior to and prior to the rights of all third persons and subject to no other Liens.

20.16.2                No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings which shall have been previously made or which are otherwise made within the period prescribed by law for such filings or recordings.

20.17               Properties; Liens; and Insurance

20.17.1                The Original Guarantor and its Significant Subsidiaries have good title to, or valid leasehold interests in, all real and personal property material to the businesses of the Original Guarantor and its Significant Subsidiaries, taken as a whole except where not having such title, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.17.2                There exists no Lien (including any Lien arising out of any attachment, judgment or execution) of any kind, on, in or with respect to any of the property of the Original Guarantor or any of its Significant Subsidiaries, in each case except as expressly permitted by Clause 23.14 (Liens).

20.17.3                The Original Guarantor and its Significant Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the businesses of the Original Guarantor and its Significant Subsidiaries, taken as a whole, and the use thereof by the Original Guarantor or such Significant Subsidiary does not infringe upon the rights of any other person, except for any such infringements that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

20.17.4                As of the Closing Date, all premiums due in respect of each material insurance policy maintained by the Original Guarantor and its Significant Subsidiaries have been paid.

20.18               Solvency

20.18.1                Each Obligor, taken individually; and

20.18.2                the Original Guarantor and its Significant Subsidiaries, taken as a whole,

are, in each case, Solvent.

20.19               No default

No Event of Default is continuing or might reasonably be expected to result from the issuance of any Letter of Credit.

20.20               Deduction of Tax

It is not required under the laws of England and Wales, New York or Bermuda, to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.21               No Filing or Stamp Taxes

Under the laws of England and Wales, New York or Bermuda, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save for:

20.21.1                filings in respect of any registerable security created under the Finance Documents and the payment of registration fees in connection therewith; and

20.21.2                any stock transfer taxes which may be payable upon the realisation or enforcement of all or any part of the Transaction Security.

20.22               Claims Pari Passu

Subject to the Legal Reservations, under the laws of Bermuda, the payment obligations under the Finance Documents of each member of the Group that is party to any Finance Document, rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.23               No Winding-up

Neither it nor any of its Significant Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, Security Trustee or similar officer of it or of any or all of its assets or revenues.

20.24               Repetition of Representations

The Repeated Representations shall be deemed to be repeated by the relevant Obligor by reference to the facts and circumstances then existing on:

20.24.1                each Utilisation Date and every six months after such date until the Expiry Date of such Letter of Credit; and

20.24.2                in the case of an Additional Obligor, the day on which it becomes (or it is proposed that it becomes) an Additional Obligor,

and shall at such time be true in all material respects with the same effect as though such Repeated Representations had been made on such date (it being understood and agreed that any Repeated Representation which by its terms is made as of a specified date shall be required to be true in all material respects only as of such specified date and with respect to the representations and warranties set out in Clause 20.18 (Solvency), shall be tested by reference to the then most recent financial statements provided to the Agent pursuant to Clause 21.1 (Annual Financial Statements) and Clause 21.2 (Quarterly Financial Statements)) provided that when made by an Obligor on any date other than a Utilisation Date, the representations and warranties set out in Clause 20.3 (No Contravention of Agreements or Organisational Documents) shall not be deemed to be untrue in any material respect unless any contravention, conflict, inconsistency, breach, creation or imposition of Lien any Lien or violation (as the case may be) as set out therein, would reasonably be expected to have a Material Adverse Effect.

21.                           INFORMATION UNDERTAKINGS

21.1                     Annual Financial Statements

The Original Guarantor shall supply to the Agent (for distribution to the Lenders):

21.1.1                      as soon as available and in any event within 90 days after the close of each fiscal year of the Original Guarantor, the consolidated balance sheet of the Original Guarantor and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Original Guarantor and its subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers or another independent registered public accounting firm of recognised national standing selected by the Original Guarantor (without a “going concern” or like qualification and without any qualification or exception as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Original Guarantor and its subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with US GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The Original Guarantor shall be deemed to have delivered the same to the Agent if the Original Guarantor files the same with the SEC via EDGAR and notifies the Agent of such filing; and

21.1.2                      as soon as the same becomes available and in any event within 120 days after the close of each of its financial year, the audited financial statements of the Managed Syndicate for that financial year.

21.2                     Quarterly Financial Statements

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), as soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Original Guarantor, consolidated balance sheets of the Original Guarantor and its subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Original Guarantor and its subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Original Guarantor as presenting fairly in all material respects, in accordance with US GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure. The Original Guarantor shall be deemed to have delivered the same to the Agent if the Original Guarantor files the same with the SEC via EDGAR and notifies the Agent of such filing.

21.3                     Officer’s Certificates

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), at the time of the delivery of the financial statements provided for in Clause 21.1 (Annual Financial Statements) and Clause 21.2 (Quarterly Financial Statements), a certificate of a Financial Officer of the Original Guarantor:

21.3.1                      certifying that no Default or Event of Default has occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto;

21.3.2                      setting forth reasonably detailed calculations demonstrating compliance with the provisions of Clause 22 (Financial Condition), as at the end of such fiscal year or quarter, as the case may be;

21.3.3                      certifying that the Regulated Insurance Companies have, in the opinion of such Financial Officer maintained adequate reserves;

21.3.4                      stating whether any change in US GAAP or in the application thereof has occurred since 31 December 2006 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

21.3.5                      it being agreed that a certificate in a form substantially similar to the Covenant Compliance Calculations delivered by the Original Guarantor under the Five-Year Secured Letter of Credit Facility with respect to the fiscal period ended 30 September 2007 (a copy of which has been provided to the Agent) is acceptable for purposes hereof.

21.4                     Quarterly Monitoring Return

The Original Guarantor shall as soon as the same become available but in any event within 90 days after the end of the fourth quarter and 60 days after the end of the first, second and third quarters of each financial year of the Managed Syndicate deliver to the Agent in sufficient copies for the Lenders, the Quarterly Monitoring Return for the Managed Syndicate.

21.5                     Accounting Firm Certificate

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), at the time of the delivery of the financial statements provided for in Clause 21.1 (Annual Financial Statements) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any default under Clause 22.1 (Financial Condition) (which certificate may be limited to the extent required by general accounting rules or guidelines or the guidelines of the applicable accounting firm, to the extent generally applicable).

21.6                     Notice of Event of Default or Litigation

The Original Guarantor shall supply to the Agent (for distribution to the Lenders):

21.6.1                      promptly after any Obligor becomes aware of the occurrence of any Event of Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of an Authorised Officer of the Original Guarantor setting forth the details thereof and the actions which the Original Guarantor is taking or proposes to take with respect thereto; and

21.6.2                      promptly after any Obligor knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Original Guarantor and/or any of its subsidiaries which claim has had, or would reasonably be expected to have, a Material Adverse Effect.

21.7                     SEC Filings

Promptly upon the filing thereof and if requested by the Agent, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written or electronic notification of the filing of) all publicly available registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual or quarterly reports which the Original Guarantor shall have filed with the SEC or any national securities exchange.

21.8                     Borrowing Base Certificate

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), no later than the tenth Business Day of each calendar month, a Borrowing Base Certificate as of the last day of the immediately preceding month, executed by an Authorised Signatory of the Original Guarantor.

21.9                     Release Test Calculations

The Original Borrower shall as soon as the same become available, but in any event within 30 days from the date of publication by Lloyd’s of the release test calculations (each, a “Publication Date”) in each calendar year, deliver to the Agent (for distribution to the Lenders) a copy of the release test calculations for the Corporate member published by Lloyd’s on or around such Publication Date (the “Release Test Calculations”).

21.10               Ratings Information

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), promptly after A.M. Best Company, Inc. shall have announced a downgrade in the financial strength rating of Validus Reinsurance, Ltd., written notice of such rating change.

21.11               Other Information

The Original Guarantor shall supply to the Agent (for distribution to the Lenders), with reasonable promptness, such other information or existing documents (financial or otherwise) as the Agent or any Lender may reasonably request from time to time.

21.12               Delivery of Information

The Original Guarantor and each Lender hereby acknowledges and agrees that notwithstanding anything to the contrary contained in this Agreement, the Agent and/or any Obligor may make available to the Lenders materials and/or information provided by or on behalf of any Obligor or any other member of the Group that is party to a Finance Document under this Agreement or any other Finance Document by posting such materials and/or information on IntraLinks or another similar electronic system reasonably acceptable to the Agent and the Original Borrower.

21.13               Books, Records and Inspections

The Original Guarantor shall:

21.13.1                keep, and will cause each of its subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities which GAAP or SAP, as applicable, requires to be entered therein; and

21.13.2                subject to binding contractual confidentiality obligations of the Obligors or their subsidiaries to third parties, to Clause 24.7 (Disclosure of Information) and to Clause 43 (Confidentiality), permit, and will cause each of its subsidiaries to permit, representatives of the Agent or, following the occurrence of an Event of Default which is continuing, any Lender (at such Agent or Lender’s expense prior to the occurrence of an Event of Default and at the Original Borrower’s

expense (to the extent invoiced and reasonable) after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times (which shall be, unless an Event of Default has occurred and is continuing, during business hours, upon reasonable prior notice to the Agent, which notice shall be promptly conveyed to the Original Guarantor) and as often as may reasonably be desired provided that unless a Default or Event of Default has occurred which is continuing, such visits and inspections shall not occur more than once in any calendar year. Each Obligor agrees to (and the Original Guarantor shall ensure that each other member of the Group that is party to a Finance Document shall) cooperate and assist in such visits and inspections. With respect to any such discussions with any independent public accountants of the Original Guarantor or its subsidiaries, the Original Guarantor shall be granted the opportunity to participate therein.

21.14               “Know your customer” checks

21.14.1                If:

(a)                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                    any change in the status of an Obligor or any other member of the Group that is party to a Finance Document or the composition of the shareholders of an Obligor or any other member of the Group that is party to a Finance Document after the date of this Agreement; or

(c)                     a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall (and, where relevant, shall procure that each other member of the Group that is party to a Finance Document will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.14.2                Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.14.3                The Original Guarantor shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

21.14.4                Following the giving of any notice pursuant to sub-clause 21.14.3 above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Original Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Obligor.

22.                           FINANCIAL CONDITION

22.1                     Financial Condition

The Original Guarantor shall not at any time permit:

22.1.1                      the Leverage Ratio to be greater than 0.35:1.00; and

22.1.2                      the Consolidated Net Worth to be less than the Minimum Consolidated Net Worth Amount in effect at such time.

22.2                     Financial Definitions

In this Agreement, the following terms have the following meanings:

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under US GAAP, and the amount of such obligations shall be the capitalised amount thereof determined in accordance with US GAAP.

“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (other than (a) Indebtedness described in paragraph (i) of the definition thereof that does not constitute bonds, debentures, notes or similar instruments that are generally recourse with respect to the Original Guarantor and its subsidiaries, (b) obligations in respect of undrawn letters of credit and (c) Indebtedness that is non-recourse with respect to the Original Guarantor and its subsidiaries) of the Original Guarantor and its subsidiaries.

For the avoidance of doubt, “Consolidated Indebtedness” shall not include contingent obligations of the Original Guarantor or any subsidiary as an account party or applicant in respect of any letter of credit or Guarantee unless such letter of credit or Guarantee supports an obligation that constitutes Indebtedness.

“Consolidated Net Worth” means, as of any date of determination, the Net Worth of the Original Guarantor and its subsidiaries determined on a consolidated basis in accordance with US GAAP after appropriate deduction for any minority interests in subsidiaries including for the avoidance of doubt the aggregate principal amount of all outstanding preferred (including without limitation trust preferred) or preference securities or Hybrid Capital of the Original Guarantor and its subsidiaries provided that the aggregate outstanding amount of such preferred or preference securities or Hybrid Capital of the Original Guarantor and its subsidiaries shall only be included in Consolidated Net Worth to the extent such amount would be included in a determination of the consolidated net worth of the Original Guarantor and its subsidiaries under the applicable procedures and guidelines of S&P as of the date of this Agreement.

“Consolidated Total Capital” means, as of any date of determination, the sum of (a) Consolidated Indebtedness and (b) Consolidated Net Worth at such time.

“Fronting Arrangement” means an agreement or other arrangement by a Regulated Insurance Company pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Regulated Insurance Company and such Regulated Insurance Company assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.

“Guarantee” of or by any person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent:

(a)                                      to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                                     to advance or supply funds:

(i)                        for the purchase or payment of any such primary obligation; or

(ii)                     to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(c)                                      to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(d)                                     otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof,

provided that the term “Guarantee” shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business and (ii) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements (including any Liens with respect thereto). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Hybrid Capital” means any security that affords equity benefit to the issuer thereof (under the procedures and guidelines of the S&P) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness. For the avoidance of doubt, the Original Guarantor’s Junior Subordinated Deferrable Debentures constitute Hybrid Capital.

“Insurance Contract” means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.

“Junior Subordinated Deferrable Debentures” mean the Original Guarantor’s Junior Subordinated Deferrable Interest Debentures due 2036 issued under the Junior Subordinated Indenture dated as of 15 June 2006 between the Original Guarantor and JPMorgan Chase Bank, National Association as trustee, as the same has been and may be amended from time to time, and any substantially similarly structured security issued by the Original Guarantor or any of its subsidiaries, including for the avoidance of doubt the Original Guarantor’s Junior Subordinated Deferrable Interest Debentures due 2037 issued under the Junior Subordinated Indenture dated 21 June 2007 between the Original Guarantor and Wilmington Trust Company, as Trustee, as the same may be amended from time to time.

“Leverage Ratio” means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.

“Minimum Consolidated Net Worth Amount” shall mean, at any time, an amount which initially shall be equal to $2,589,615,000, which amount shall be increased immediately following the last day of each financial quarter (commencing with the fiscal quarter ending on 30 September 2011) by (i) an amount (if positive) equal to 50% of the Net Income for such financial quarter plus (ii) 50% of the net cash proceeds received from any issuance of shares of common stock of the Original Guarantor during such financial quarter.

“Net Income” shall mean, for any period, an amount equal to the net income of the Original Guarantor and its subsidiaries (determined on a consolidated basis in accordance with US GAAP) for such period.

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

22.3                     Financial Testing

The financial covenants set out in this Clause 22 shall be tested by reference to each of the annual audited or quarterly financial statements and/or each officer’s certificate delivered pursuant to Clause 21.3 (Officer’s Certificates).

22.4                     Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with US GAAP or UK GAAP, as applicable, it being understood that insofar as any test or covenant applies to the Original Guarantor and its subsidiaries on a consolidated basis, such accounting expressions shall be construed in accordance with US GAAP.

23.                           GENERAL UNDERTAKINGS

23.1                     Insurance

The Original Guarantor will maintain, and will cause each of its subsidiaries to maintain (either in the name of the Original Guarantor or in the subsidiary’s own name) with financially sound and reputable insurance companies, insurance on their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

23.2                     Payment of Taxes and other Obligations

Except where the failure to do so would not reasonably be expected, individually or in aggregate, to have a Material Adverse Effect, the Original Guarantor will pay and discharge, and will cause each of its subsidiaries to pay and discharge:

23.2.1                      all material income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it; and

23.2.2                      all other material lawful claims, in each case, on a timely basis prior to the date on which penalties attach thereto; provided that neither the Original Guarantor nor any of its subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with applicable GAAP.

23.3                     Maintenance of Existence; Conduct of Business

23.3.1                      The Original Guarantor shall maintain, and shall cause each of its subsidiaries to maintain, its existence and the rights, licenses, permits, privileges, franchises,

patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the Original Guarantor shall not be required to maintain the existence of any of its subsidiaries or any such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names:

(a)                     if the Original Guarantor shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Original Guarantor and its subsidiaries, taken as a whole; or

(b)                    in connection with a Disposition permitted by Clause 23.13 (Consolidations, Mergers and Sales of Assets).

23.3.2                      The Original Guarantor will qualify and remain qualified, and cause each of its subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Original Guarantor or such subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

23.4                     Compliance with Statutes, etc.

The Original Guarantor will, and will cause each subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

23.5                     ERISA

Promptly after the occurrence of any of the events or conditions specified below with respect to any Plan or Multiemployer Plan, the Original Guarantor will furnish to the Agent (for distribution to the Lenders), a certificate of an Authorised Signatory of the Original Guarantor setting forth details respecting such event or condition and the action if any, that the Original Guarantor or the applicable ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC or an applicable foreign governmental agency by the Original Guarantor or such ERISA Affiliate with respect to such event or condition).  The events or conditions are:

23.5.1                      any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

23.5.2                      the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

23.5.3                      the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Original Guarantor or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan which would reasonably be expected to result in a liability to the Original Guarantor or any of its subsidiaries in excess of $15,000,000;

23.5.4                      the receipt by the Original Guarantor or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Original Guarantor or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $15,000,000 or that such Multiemployer Plan is in reorganisation or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $15,000,000 against the Original Guarantor or any of its ERISA Affiliates;

23.5.5                      the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Original Guarantor or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $15,000,000, which proceeding is not dismissed within 30 days; and

23.5.6                      that any contribution in excess of $15,000,000 required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Original Guarantor or any of its subsidiaries may incur any liability in excess of $15,000,000 pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

23.6                     Maintenance of Property

The Original Guarantor shall, and shall cause each of its subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

23.7                     Maintenance of Licenses and Permits

The Original Guarantor shall, and shall cause each of its subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

23.8                     Collateral; Further Assurances

The Original Guarantor shall promptly and duly execute and deliver to the Agent such documents and assurances and take such further action as the Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Finance Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favour of the Finance Parties pursuant to the Finance Documents.

23.9                     Substitution of Letters of Credit

Upon any Lender assigning or transferring the whole or any part of its Commitment in accordance with Clause 25 (Changes to the Lenders) each Borrower shall use all commercially reasonable endeavours to procure that Lloyd’s accepts a new Letter of Credit issued by the new Lenders party to that Letter of Credit in replacement for the original Letter of Credit requested by it and such original Letter of Credit is returned to the Agent.

23.10               Application of Funds at Lloyd’s and Cash Calls

The Managing Agent shall, before applying the Funds at Lloyd’s of that Account Party in the payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business, make a request for funds of the Account Party in its capacity as a member of the Managed Syndicate.

23.11               Funds at Lloyd’s compliance

Each Obligor shall:

23.11.1                ensure the Own FAL of the Account Party shall consist of acceptable assets (as such phrase is defined in paragraph 8 of the Membership and Underwriting Conditions and requirements (Funds at Lloyd’s));

23.11.2                ensure that its Own FAL shall be revalued by Lloyd’s in accordance with Lloyd’s usual practice on 31 December in each year and on each of the Publication Dates referred to in Clause 21.9 (Release Test Calculations); and

23.11.3                ensure that, subject to any claims or losses of the Account Party arising on or after the date of this Agreement in the ordinary course of its insurance business, Own FAL of the Account Party shall not at any time be less than $300,000,000.

23.12               Changes in Business or Organisational Documents

The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, engage (directly or indirectly) in any business other than:

23.12.1                businesses in which they are engaged (or proposed to be engaged) as of the date of this Agreement and reasonable extensions thereof;

23.12.2                other specialty insurance and structured risk insurance and reinsurance product lines; and

23.12.3                any other businesses that are complementary or reasonably related thereto and the conduct of business incidental thereto.

23.13               Consolidations, Mergers and Sales of Assets

23.13.1                The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, consolidate or merge with or into any other person, or permit any other person to merge into or consolidate with it; provided that:

(a)                     the Original Guarantor may merge with another person, if:

(i)                       the Original Guarantor is the entity surviving such merger; and

(ii)      immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

(b)       any subsidiary of the Original Guarantor may merge with another person, if:

(i)       such subsidiary is the entity surviving (or, in the case of an amalgamation, continues immediately following) such merger; and

(ii)      immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

(c)       Wholly-Owned Subsidiaries of the Original Guarantor may merge with one another; and

(d)       Transatlantic may merge with or into a Wholly-Owned Subsidiary of the Original Guarantor pursuant to the General Corporation Law of the State of Delaware, as amended.

23.13.2     In addition, the Original Guarantor shall not, and shall ensure that none of its subsidiaries will, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (each, a “Disposition”), except:

(a)       Dispositions in the ordinary course of its business;

(b)       such Dispositions by:

(i)       the Original Guarantor or any of its subsidiaries of any of their respective properties or assets to the Original Guarantor or any Wholly-Owned Subsidiary of the Original Guarantor;

(ii)      IPC or any of its subsidiaries of any of their respective properties or assets to IPC or any of its other subsidiaries;

(iii)     Transatlantic or any of its subsidiaries of any of their respective properties or assets to Transatlantic or any of its other subsidiaries;

(c)       subject to Clause 23.3 (Maintenance of Existence; Conduct of Business), the dissolution or winding up of any subsidiary other than an Obligor or the Account Party;

(d)       Dispositions of used, worn out, obsolete or surplus property of the Original Guarantor or any subsidiary in the ordinary course of business;

(e)       licenses (as licensor) of intellectual property so long as such licenses do not materially interfere with the business of the Original Guarantor or any of its subsidiaries;

(f)        Dispositions of Cash, Cash Equivalents and investment securities (including pursuant to any securities lending arrangements permitted by sub-clause 23.14.21 of Clause 23.14 (Liens) and including in connection with the posting of collateral in connection with this Agreement or in connection with the Five-Year Secured Letter of Credit Facility, the Three-Year Unsecured Letter of Credit Facility, the Citi Facility or the IPC Facilities);

(g)       releases, surrenders or waivers of contracts, torts or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(h)       the granting or existence of Liens permitted under this Agreement;

(i)        leases or subleases of real property so long as such leases or subleases do not materially interfere with the business of the Original Guarantor or any of its subsidiaries;

(j)        Dividends permitted under Clause 23.19 (Restricted Payments);

(k)       ceding of insurance or reinsurance in the ordinary course of business; and

(l)       other Dispositions of assets with a fair market value which in the aggregate do not exceed 10 per cent. of the lesser of the book or fair market value of the property and assets of the Original Guarantor determined on a consolidated basis as of the last day of the previous financial year of the Original Guarantor provided that immediately after giving effect (including pro forma effect) to any Disposition made pursuant to this sub-paragraph (l), no Event of Default shall have occurred and be continuing, provided that for the avoidance of doubt, Dispositions of Collateral shall only be made to the extent permitted under Sections 4.04 or 4.05 of the Security Agreement and nothing in this Clause 23.13.2 shall serve as a waiver or modification of the requirements under Clause 9 (Collateralisation of Letters of Credit).

23.14     Liens

The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except:

23.14.1     Liens existing on the date of this Agreement and listed in Schedule 11 (Existing Liens) hereto, including any amendment or variation thereof (except to the extent that such amendment or variation results in an increase of the principal amount secured by such Lien);

23.14.2     Liens securing repurchase agreements constituting a borrowing of funds by the Original Guarantor or any subsidiary of the Original Guarantor in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

23.14.3     Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired by any Obligor or any of its subsidiaries;

23.14.4     Liens on any asset of any person existing at the time such person is merged or consolidated with or into, or otherwise acquired by, the Original Guarantor or any of its subsidiaries or becomes a member of the Group or at the time of acquisition of such asset by the Original Guarantor or any of its subsidiaries and not created in contemplation of such event;

23.14.5     Liens securing obligations owed by the Original Guarantor to any of its subsidiaries or owed by any subsidiary of the Original Guarantor to the Original Guarantor or any other subsidiary of the Original Guarantor, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such person to maintain such obligations;

23.14.6     Liens securing insurance or reinsurance obligations of subsidiaries of the Original Guarantor owed by such subsidiary to the Original Guarantor or any other subsidiary of the Original Guarantor, in each case solely to the extent that such Liens are required or requested by rating agencies, regulatory agencies, clients or brokers for such person to maintain such insurance and reinsurance obligations;

23.14.7     Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;

23.14.8     inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with applicable GAAP;

23.14.9     Liens in respect of property or assets of the Original Guarantor or any of its subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and:

(a)       which do not in the aggregate materially detract from the value of the Original Guarantor or such subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Original Guarantor or such subsidiary; or

(b)       which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

23.14.10   licenses, sublicenses, leases, or subleases granted to other persons not materially interfering with the conduct of the business of the Original Guarantor or any of its subsidiaries;

23.14.11   easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Original Guarantor or any of its subsidiaries;

23.14.12   Liens arising out of the existence of judgments or awards not constituting an Event of Default under Clause 24.7 (Judgments);

23.14.13   Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, reinsurance obligations, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of payment for borrowed money);

23.14.14   bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by the Original Guarantor or any of its subsidiaries, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained;

23.14.15   Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Clause 23.14 (Liens), provided that such Indebtedness is not increased and is not secured by any additional assets;

23.14.16   Liens created pursuant to the Finance Documents, Liens created pursuant to the Five-Year Secured Letter of Credit Facility or the Three-Year Unsecured Letter of Credit Facility, Liens created pursuant to the Citi Facility and Liens created pursuant to the IPC Facilities;

23.14.17   Liens in respect of property or assets of any subsidiary of the Original Guarantor securing Indebtedness of the type described in paragraph (e) of the definition of “Permitted Subsidiary Indebtedness”;

23.14.18   Liens in respect of property or assets of any subsidiary of the Original Guarantor securing Indebtedness of the type described in paragraph (i) of the definition of “Permitted Subsidiary Indebtedness” provided that:

(a)       the aggregate amount of such Liens (measured, as to each such Lien permitted under this sub-clause 23.14.18, as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien) shall not, when added to the aggregate amount of all Liens (measured as set forth in this sub-clause 23.14.18) incurred pursuant to sub-clause 23.14.26 and the aggregate amount of outstanding unsecured

Indebtedness of subsidiaries incurred pursuant to paragraph (i) of the definition of “Permitted Subsidiary Indebtedness”, exceed at any time 5 per cent. of Consolidated Net Worth at the time of incurrence of any new Liens under this sub-clause 23.14.18; and

(b)       immediately after giving effect to the incurrence of any Lien pursuant to this sub-clause 23.14.18, no Event of Default shall have occurred and be continuing;

23.14.19   Liens on assets received by or of the Original Guarantor or its subsidiaries and held in trust in respect of, or deposited or segregated to secure, liabilities assumed in the course of the reinsurance business or under any Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or other indemnity arrangements entered in the ordinary course of business, Liens on assets held in any Lloyd’s Trust Fund and/or Liens on assets held in any insurance brokering account;

23.14.20   Liens not securing indebtedness for borrowed money on Cash and securities arising in the ordinary course of business in connection with the structured risk insurance and reinsurance product lines of the Original Guarantor or its subsidiaries;

23.14.21   Liens arising in connection with securities lending arrangements entered into by the Original Guarantor or any of its subsidiaries with financial institutions in the ordinary course of business so long as any securities subject to any such securities lending arrangement do not constitute Collateral;

23.14.22   any title transfer or retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

23.14.23   any Lien over or affecting any asset forming part of a trust fund (or whose proceeds will form part of a trust fund) which is held subject to the provisions of any deed or agreement of the kind referred to in sub-clause 23.14.24 below, where such Lien is created to secure obligations arising under a Syndicate Arrangement;

23.14.24   any Lien granted or subsisting under any deed or agreement required by Lloyd’s to be executed or entered into by or on behalf of a member of the Group in connection with its insurance business at Lloyd’s;

23.14.25   Liens pursuant to any agreement entered into from time to time between the Managing Agent and any custodian and any investment manager of or in respect of the syndicate’s assets; and

23.14.26   without duplication of the Liens described in sub-clauses 23.14.1 through 23.14.25 above, additional Liens securing obligations of the Original Guarantor or its subsidiaries provided that:

(a)       the aggregate amount of such Liens (measured, as to each such Lien permitted under this sub-clause 23.14.26, as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien) shall not, when added to the aggregate amount of all Liens (measured as set forth in this sub-clause 23.14.26, above) incurred pursuant to sub-clause 23.14.18 and the aggregate amount of outstanding unsecured Indebtedness of subsidiaries of the Original Guarantor incurred pursuant to paragraph (i) of the definition of “Permitted Subsidiary Indebtedness”, exceed at any time 5 per cent. of Consolidated Net Worth at the time of incurrence of any new Liens under this sub-clause 23.14.26; and

(b)       immediately after giving effect to the incurrence of any Lien pursuant to this sub-clause 23.14.26, no Event of Default shall have occurred and be continuing.

23.15     Indebtedness

23.15.1     The Original Guarantor shall not create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Indebtedness under the Finance Documents, Indebtedness under the Five-Year Secured Letter of Credit Facility, Indebtedness under the Three-Year Unsecured Letter of Credit Facility, Indebtedness under the Citi Facility, Indebtedness under the IPC Facilities and other Indebtedness which either ranks pari passu with, or subordinate in right of payment to, any such Indebtedness (it being understood that unsecured Indebtedness is not subordinate to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular person is not deemed to be subordinate to Indebtedness that is so guaranteed solely because it is not so guaranteed).

23.15.2     The Original Guarantor shall ensure that none of its subsidiaries will create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for Permitted Subsidiary Indebtedness.

23.16     Sale and Lease-Back Transactions

The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Original Guarantor or any subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Original Guarantor or any subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Clause 23.15 (Indebtedness) and any Lien made the subject of such Capital Lease Obligation is permitted by Clause 23.14 (Liens); provided, that this Clause 23.16 shall not prohibit Capital Markets Products entered into in the ordinary course of business and not for speculative purposes.

23.17     Issuance of Stock

The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred (including trust preferred) or preference equity securities or Hybrid Capital, so long as:

23.17.1     either:

(a)       no part of such preferred or preference equity securities or Hybrid Capital is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the date occurring six months after 31 December 2016; or

(b)       all such preferred or preference equity securities or Hybrid Capital or options therefor are issued to and held by the Original Guarantor or its Wholly-Owned Subsidiaries; and

23.17.2     such preferred or preference equity securities or Hybrid Capital do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof, provided that such preferred or preference securities or Hybrid Capital may contain financial performance related covenants or incurrence covenants which are no more restrictive (taken as a whole) than the terms, provisions and covenants contained herein (taken as a whole). For the avoidance of doubt, this Clause 23.17 does not relate to ordinary or common equity or options relating thereto.

23.18     Dissolution

No Obligor shall suffer or permit its dissolution or liquidation either in whole or in part, except through a corporate reorganisation to the extent permitted by Clause 23.13 (Consolidations, Mergers and Sales of Assets).

23.19     Restricted Payments

23.19.1     The Original Guarantor shall not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent persons thereof) as such, or permit any of its subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Original Guarantor or to sell any Equity Interests therein (each of the foregoing a “Dividend” and, collectively, “Dividends”) provided that this Clause 23.19 shall not prohibit Dividends so long as before and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall have occurred and be continuing.

23.19.2     Notwithstanding sub-clause 23.19.1 above, the Original Guarantor may declare and pay cash dividends or distributions in respect of:

(a)       any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security (including Hybrid Capital) that, at the time of issuance thereof or at any time prior to the initial dividend or distribution thereunder, was accorded equity treatment by S&P; and/or

(b)       any Preferred Security,

if, at the time of and after giving pro forma effect to such dividend or distribution, no Event of Default under Clause 24.1 (Failure to Pay), sub-clause 24.4.1 of Clause 24.4 (Default under other Agreements) or Clause 24.5 (Bankruptcy, etc) shall have occurred and be continuing.

23.20     Transactions with Affiliates

Neither the Original Guarantor nor any of its subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Original Guarantor or such subsidiary (which Affiliate is not the Original Guarantor or a subsidiary thereof) involving aggregate payments or consideration (with respect to any single or series of related transactions) in excess of $1,000,000, except:

23.20.1     transactions with Affiliates on terms not materially less favourable to the Original Guarantor or such subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated person;

23.20.2     Dividends not prohibited by Clause 23.19 (Restricted Payments);

23.20.3     fees and compensation paid to and indemnities provided on behalf of officers and directors of the Original Guarantor or any of its subsidiaries as reasonably determined in good faith by the board of directors, the audit committee or senior management of the Original Guarantor; and

23.20.4     any Existing Affiliate Transaction and amendments thereto that are not materially adverse to the Lenders, as reasonably determined by the board of directors of the Original Guarantor, a duly authorised committee thereof or an authorised officer of the Original Guarantor.

23.21     Limitation on Certain Restrictions on subsidiaries

The Original Guarantor shall not, and shall ensure that none of its subsidiaries will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to:

23.21.1     pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Original Guarantor or any of its subsidiaries, or pay any Indebtedness owed to the Original Guarantor or any of its subsidiaries;

23.21.2     make loans or advances to the Original Guarantor or any of its subsidiaries; or

23.21.3     transfer any of its properties or assets to the Original Guarantor or any of its subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(a)       applicable Legal Requirements, including any Applicable Insurance Regulatory Authority;

(b)       this Agreement and the other Finance Documents;

(c)       customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Original Guarantor or any of its subsidiaries;

(d)       customary provisions restricting assignment of any licensing agreement (in which the Original Guarantor or any of its subsidiaries is the licensee) or other contract (including leases) entered into by the Original Guarantor or any of its subsidiaries in the ordinary course of business;

(e)       restrictions on the transfer of any asset pending the close of the sale of such asset;

(f)        restrictions on the transfer of any asset as a result of a Lien permitted by Clause 23.14 (Liens);

(g)       agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business;

(h)       customary provisions in partnership agreements, limited liability company organisational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar person;

(i)        restrictions on Cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in paragraph (d) of the definition thereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favourable to the Finance Parties than the encumbrances and restrictions contained in the Finance Documents;

(j)        any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in paragraph (i) above provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing;

(k)       restrictions placed in accordance with the Segregated Account Companies

Act 2000 of Bermuda on the transfer of any asset held, carried or deposited in a segregated account of a Protected Cell Company;

(l)        restrictions contained in the Five-Year Secured Letter of Credit Facility, restrictions contained in the Three-Year Unsecured Letter of Credit Facility, restrictions contained in the Citi Facility, restrictions contained in the IPC Facilities, restrictions contained in any Merger Financing and restrictions contained in any other indebtedness permitted to be incurred by subsidiaries of the Original Guarantor hereunder so long as such restrictions are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement, as determined in the good faith judgment of the board of directors of the Original Guarantor;

(m)      agreements and arrangements listed in Schedule 12 (Existing Intercompany Agreements and Arrangements); and

(n)       agreements or arrangements in respect of:

(i)        assets held in trust in any Lloyd’s Trust Fund;

(ii)       assets held in any insurance brokering account; and/or

(iii)      assets held in trust for the benefit of an insured party pursuant to an insurance or reinsurance arrangement entered into in the ordinary course of business.

23.22     Private Act

No Obligor will become subject to a Private Act.

23.23     End of Financial Years; Financial Quarters

The Original Guarantor will cause:

23.23.1     each of its, and each of its material subsidiaries’, financial years to end on December 31 of each year; and

23.23.2     each of its, and each of its material subsidiaries’, financial quarters to end on dates which are consistent with a financial year end as described above.

23.24     Condition subsequent

The Original Borrower shall, as soon as reasonably practicable but in any event within 5 Business Days from the date on which it becomes available, deliver to the Agent a copy of the next monthly valuation report produced by Lloyd’s following the date of the Amendment Agreement, evidencing that the value of the Own FAL of the Account Party is no less than $300,000,000.

23.25     Consummation of Second-Step Merger

In the event that any privately-negotiated or open market purchase, tender offer, exchange offer, merger, consolidation, share swap or other transaction results in the Original Guarantor owning less than all but more than a majority of the outstanding shares of common stock of Transatlantic, the Original Guarantor shall use commercially reasonable efforts to consummate a second-step merger of Transatlantic with a wholly-owned subsidiary of the Original Guarantor pursuant to the General Corporation Law of the State of Delaware as promptly as practicable, subject to any Legal Requirements.

23.26     Transatlantic Guarantee

Promptly upon the consummation of the Transatlantic Acquisition, the Original Guarantor shall cause Transatlantic to provide a guarantee of all obligations of the Original Borrower to the Finance Parties under this Agreement, on terms substantially the same as Clause 19 (Guarantee and Indemnity) so long as the providing of such guarantee at such time is not prohibited by any material contract of Transatlantic or applicable law or regulation and would not result in material adverse tax consequences as reasonably determined by the Original Borrower and the Agent.  In the event that (and for so long as) such guarantee referred to in this Clause 23.26 is not provided by Transatlantic upon consummation of the Transatlantic Acquisition in accordance with the preceding sentence, the Specified Amendments shall become immediately effective (and shall remain in effect).

24.         EVENTS OF DEFAULT

Each of the events of circumstances set out in this Clause 24 (other than Clause 24.14 (Acceleration and Cancellation)) is an Event of Default.

24.1       Failure to Pay

An Obligor shall:

24.1.1       default in the payment when due of any Unpaid Sum payable pursuant to sub-clause 7.1.1 of Clause 7.1 (Borrower’s Indemnity to Lenders), unless such default is caused by a Disruption Event and payment is subsequently made within three Business Days of its due date;

24.1.2       default, and such default shall continue for three more Business Days, in the payment when due of any interest on any Unpaid Sum payable pursuant to sub-clause 7.1.1 of Clause 7.1 (Borrower’s Indemnity to Lenders); or

24.1.3       default, and such default shall continue for five or more Business Days, in the payment when due of any fees or any other amounts payable hereunder or pursuant to any other Finance Documents.

24.2       Representations, etc.

Any representation, warranty or statement made (or deemed made) by any Obligor or any other member of the Group that is party to a Finance Document herein or in any other Finance Document or in any certificate or statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and such misrepresentation or breach, or the circumstances giving rise to it, if capable of remedy is not remedied within 10 Business Days of the earlier of the relevant Obligor or other member of the Group becoming aware of it and the Agent giving notice to the relevant Obligor or other member of the Group requiring such remedy.

24.3       Covenants

Any Obligor or other member of the Group that is party to a Finance Document shall:

24.3.1       default in the due performance or observance by it of any term, covenant or agreement contained in Clause 21.6 (Notice of Default or Litigation), sub-clause 21.13.2 of Clause 21.13 (Books, Records and Inspections), sub-clause 23.3.1 of Clause 23.3 (Maintenance of Existence; Conduct of Business) or Clause 9.1 (Letters of Credit); or

24.3.2       default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Clause 24.1 (Failure to pay), Clause 24.2 (Representations, etc.) and sub-clause 24.3.1 of this Clause 24.3) contained in this Agreement or any other Finance Document and such default shall continue unremedied for a period of 30 days after written notice to the Original Borrower from the Agent or the Majority Lenders.

24.4       Default under other Agreements

Any Obligor, any Regulated Insurance Company or any material subsidiary of Validus Reinsurance, Ltd. shall:

24.4.1       default in any payment of principal or interest with respect to Indebtedness (other than any Indebtedness hereunder) in excess of $50,000,000 individually or in the aggregate (such Indebtedness being “Material Indebtedness”); or

24.4.2       default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with or without the giving of notice, the lapse of time or both), any such Material Indebtedness to become due prior to its stated maturity.

24.5       Bankruptcy, etc.

24.5.1       Any Obligor, any Regulated Insurance Company or any material subsidiary of Validus Reinsurance, Ltd. shall commence a voluntary case concerning itself under Title 11 of the US Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”);

24.5.2       an involuntary case is commenced against any such person and the petition is not dismissed within 60 days, after commencement of the case;

24.5.3       a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any such person or any such person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, bankruptcy trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganisation, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to any such person;

24.5.4       any such proceeding is commenced against any such person and such proceeding is not dismissed within 60 days;

24.5.5       any such person is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered;

24.5.6       any such person suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or

24.5.7       any such person makes a general assignment for the benefit of creditors; or any corporate action is taken by any such person for the purpose of effecting any of the foregoing.

24.6       ERISA

24.6.1       An event or condition specified in sub-clauses 23.5.1 to 23.5.6 Clause 23.5 (ERISA) shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan;

24.6.2       the Original Guarantor or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA; or

24.6.3       a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated,

and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Original Guarantor or any of its ERISA Affiliates shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) in an aggregate amount of $50,000,000 or more.

24.7       Judgments

One or more judgments or decrees shall be entered against the Original Guarantor, any Regulated Insurance Company or any material subsidiary of Validus Reinsurance, Ltd. involving a liability, net of undisputed insurance and reinsurance, of $50,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for such person and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof.

24.8       Insurance Licenses

Any one or more Insurance Licenses of the Original Guarantor or any of its subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

24.9       Change of Control

A Change of Control shall occur.

24.10     Security Documents

24.10.1     Any Security Document shall cease to be in full force and effect, or shall cease to give the Security Trustee the Liens, rights, powers and privileges purported to be created thereby (including a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favour of the Security Trustee, subject to the Legal Reservations and to Liens having priority by operation of law, superior to and prior to the rights of all third persons and subject to no other Liens), except to the extent resulting from the Security Trustee’s failure to maintain possession of Collateral delivered to it by any Obligor, any of their respective subsidiaries or the Account Party; or

24.10.2     any other pledgor thereunder shall default in the due performance or observance of:

(a)       any material term, covenant or agreement on its part to be performed or observed pursuant to any Security Document; or

(b)       any other term, covenant or agreement on its part to be performed or observed pursuant to any Security Document and such default shall continue unremedied for a period of 30 days after written notice to the Original Borrower from the Agent or the Majority Lenders.

24.11     Validus Guarantee

The Validus Guarantee or any provision thereof shall cease to be in full force or effect with respect to any Guarantor and the same is not remedied within 15 Business Days after the Agent has given written notice to the Original Guarantor of such defect, or any person acting by or on behalf of any Guarantor shall deny or disaffirm in writing any Guarantor’s obligations under the Validus Guarantee.

24.12     Unlawfulness

It is or becomes unlawful for an Obligor or any other member of the Group to perform any of its financial obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

24.13     Repudiation

An Obligor or any other member of the Group that is party to a Finance Document repudiates that Finance Document or any of the Transaction Security or evidences an intention to repudiate a Finance Document or any of the Transaction Security or denies or disaffirms its enforceability.

24.14     Acceleration and Cancellation

Upon the occurrence of an Event of Default and at any time thereafter while that Event of Default is continuing, the Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Original Guarantor, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against any Obligor, except as otherwise specifically provided for in this Agreement

(provided that if an Event of Default specified in Clause 24.5 (Bankruptcy, Etc.) shall occur with respect to any Obligor, the result which would occur upon the giving of written notice by the Agent as specified in sub-clauses 24.14.1 through 24.14.5 below shall occur automatically without the giving of any such notice):

24.14.1     require each Borrower to procure that the liabilities of the Lenders under each Letter of Credit are promptly reduced to zero (whereupon each Borrower shall do so); and/or

24.14.2     declare that any unutilised portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Lender shall be reduced to zero; and/or

24.14.3     require each Borrower to use all reasonable endeavours to procure that all Letters of Credit are cancelled and returned by Lloyd’s to the Agent; and/or

24.14.4     direct the Security Trustee to enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein; and/or

24.14.5     deliver a Notice of Non-Extension to Lloyd’s in relation to each Letter of Credit then outstanding.

SECTION 9
CHANGES TO PARTIES

25.         CHANGES TO THE LENDERS

25.1       Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may, with the prior written consent of the Original Guarantor (such consent not to be unreasonably withheld or delayed):

25.1.1       assign any of its rights; or

25.1.2       transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that no such assignment or transfer may be made unless it is to an Approved Credit Institution.

25.2       Conditions of assignment or transfer

25.2.1       The consent of the Original Guarantor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(a)       to another Lender or an Affiliate of a Lender; or

(b)       made at a time when an Event of Default is continuing.

25.2.2       The consent of the Original Guarantor to an assignment or transfer must not be unreasonably withheld or delayed.  The Original Guarantor will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Original Guarantor within that time.

25.2.3       The consent of the Original Guarantor to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Costs Rate.

25.2.4       An assignment will only be effective on:

(a)       receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(b)       performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

25.2.5       A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

25.2.6       If:

(a)       a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)       as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax Gross-up and Indemnities) or Clause 12 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.2.7       Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3       Limitation of responsibility of Existing Lenders

25.3.1       Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)       the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)       the financial condition of any Obligor or any other member of the Group that is party to a Finance Document;

(c)       the performance and observance by any Obligor or any other member of the Group that is party to a Finance Document of its obligations under the Finance Documents or any other documents; or

(d)       the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

25.3.2       Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)       has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor, each other member of the Group that is party to a Finance Document and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the

Existing Lender in connection with any Finance Document; and

(b)       will continue to make its own independent appraisal of the creditworthiness of each Obligor, each other member of the Group that is party to a Finance Document and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.3.3       Nothing in any Finance Document obliges an Existing Lender to:

(a)       accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)       support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or any other member of the Group that is party to a Finance Document of its obligations under the Finance Documents or otherwise.

25.4       Transfer Fees

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,000.

25.5       Procedure for transfer

25.5.1       Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 25.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to sub-clause 25.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.5.2       The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender. Upon execution of the Transfer Certificate, the Agent may specify a Transfer Date to the Existing Lender and the New Lender provided that if no such date is specified by the Agent upon such execution, the Transfer Date shall be the proposed Transfer Date specified in the Transfer Certificate. The Agent will, upon receipt of a duly executed Transfer Certificate, (a) advise Lloyd’s that a transfer will be made in respect of such Letter of Credit on the proposed Transfer Date, and (b) request that Lloyd’s return the relevant Letter of Credit (the “Original Letter of Credit”) to the Agent on or prior to such proposed Transfer Date.

25.5.3       On the Transfer Date:

(a)       provided that the Agent shall have received the Original Letter of Credit from Lloyd’s in accordance with sub-clause 25.5.2 above or shall have made arrangements with Lloyd’s for the exchange of the Original Letter of Credit for a new Letter of Credit (the “Replacement Letter of Credit”) immediately after the transfer has become effective, the Agent shall execute the Transfer Certificate. The Replacement Letter of Credit shall name the New Lender as an “Issuing Lender” thereunder and shall otherwise be for the same amount and on the same terms as the Original Letter of Credit for the remainder of the Term of such Original Letter of Credit;

(b)       to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors, each other member of the Group that is party to a Finance Document and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(c)       each of the Obligors, each other member of the Group that is party to a Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor, other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor, other member of the Group and the Existing Lender;

(d)       the Agent, the Arranger, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(e)       the New Lender shall become a Party as a “Lender”.

25.6       Copy of Transfer Certificate to Original Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Original Borrower a copy of that Transfer Certificate.

25.7       Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Liens in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

25.7.1       any charge, assignment or other Liens to secure obligations to a federal reserve or central bank, governmental authorities, agencies or departments (including HM Treasury) or other authorised government bodies; and

25.7.2       in the case of any Lender which is a fund, any charge, assignment or other Liens granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, and utilise Letters of Credit or rights and obligations relating to those Letters of Credit for any type of securitisation or collateralisation except that no such charge, assignment or Liens shall:

(a)       release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Liens for the Lender as a party to any of the Finance Documents; or

(b)       require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.8       Additional Lenders

A bank or financial institution which is to be an Additional Lender (as defined in Clause 10 (Commitment Increase Request)) shall only become a party to this Agreement as a Lender if it has executed and delivered to the Agent an Additional Lender Accession Letter and the Agent has countersigned the same (which the Agent agrees to do promptly upon its receipt of the relevant Additional Lender Accession Letter) provided that the Agent shall not be obliged to provide such countersignature until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such bank or financial institution.

26.         CHANGES TO THE OBLIGORS

26.1       Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, it being understood that new or replacement Pledgors (as defined in the Security Documents) may accede to the Security Documents in accordance with their terms.

26.2       Additional Borrowers

26.2.1       Subject to compliance with the provisions of sub-clauses 21.14.3 and 21.14.4 of Clause 21.14 (“Know your customer” checks), the Original Guarantor may request that any of its wholly owned subsidiaries becomes a Borrower.  That subsidiary shall become a Borrower if:

(a)       all the Lenders approve the addition of that subsidiary;

(b)       the Original Guarantor and that subsidiary deliver to the Agent a duly completed and executed Obligor Accession Letter;

(c)       the subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(d)       the Original Guarantor confirms that no Default is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and

(e)       the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

26.2.2       The Agent shall notify the Original Guarantor and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

26.3       Resignation of a Borrower

26.3.1       With the prior consent of all the Lenders, the Original Guarantor may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Agent an Obligor Resignation Letter.

26.3.2       The Agent shall accept an Obligor Resignation Letter and notify the Original Guarantor and the other Finance Parties of its acceptance if:

(a)       the Original Guarantor has confirmed that no Default is continuing or would result from the acceptance of the Obligor Resignation Letter;

(b)       that Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(c)       where that Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 26.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Original Guarantor has confirmed this is the case).

26.3.3       Upon notification by the Agent to the Original Guarantor of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

26.3.4       The Agent may, at the cost and expense of the Original Guarantor, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c) of sub-clause 26.3.2 above and the Agent shall be under no obligation to accept an Obligor Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

26.4       Additional Guarantors

26.4.1       Subject to compliance with the provisions of sub-clauses 21.14.3 and 21.14.4 of Clause 21.14 (“Know your customer” checks), the Original Guarantor may request that any of its wholly owned subsidiaries become a Guarantor. That subsidiary shall become an Additional Guarantor if:

(a)       the Original Guarantor and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Obligor Accession Letter; and

(b)       the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

26.4.2       The Agent shall notify the Original Guarantor and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

26.5       Resignation of a Guarantor

26.5.1       The Original Guarantor may request that a Guarantor (other than the Original Guarantor) ceases to be a Guarantor by delivering to the Agent an Obligor Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.

26.5.2       The Agent shall accept an Obligor Resignation Letter and notify the Original Guarantor and the Lenders of its acceptance if:

(a)       the Original Guarantor has confirmed that no Default is continuing or would result from the acceptance of the Obligor Resignation Letter;

(b)       no payment is due from the Guarantor under Clause 19 (Guarantee and indemnity); and

(c)       where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower).

26.5.3       Upon notification by the Agent to the Original Guarantor of its acceptance of the resignation of a Guarantor, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

26.6       Repetition of Representations

Delivery of an Obligor Accession Letter constitutes confirmation by the relevant subsidiary that the representations and warranties set out in Clause 20 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

27.         ROLE OF THE AGENT AND THE ARRANGER

27.1       Appointment of the Agent

27.1.1       Each other Finance Party (other than the Security Trustee) appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2       Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2       Duties of the Agent

27.2.1       The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2       Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3       If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.2.4       If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5       The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3       Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4       No fiduciary duties

27.4.1       Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

27.4.2       Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5       Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6       Rights and discretions of the Agent

27.6.1       The Agent may rely on:

(a)       any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)       any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

27.6.2       The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)       no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Failure to pay));

(b)       any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)       any notice or request made by a Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of each Guarantor.

27.6.3       The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.6.4       The Agent may act in relation to the Finance Documents through its personnel and agents.

27.6.5       The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

27.6.6       Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7       Majority Lenders’ instructions

27.7.1       Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.7.2       Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

27.7.3       The Agent may refrain from acting in accordance with the instructions of the

Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.7.4       In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.7.5       The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8       Responsibility for documentation

Neither the Agent nor the Arranger is responsible for:

27.8.1       the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents; or

27.8.2       the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

27.9       Exclusion of liability

27.9.1       Without limiting sub-clause 27.9.2 below (and without prejudice to the provisions of sub-clause 31.10.5 of Clause 31.10 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless caused by its gross negligence or wilful misconduct.

27.9.2       No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

27.9.3       The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.9.4       Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor or any other member of the Group that is party to a Finance Document pursuant to a Finance Document).

27.11     Resignation of the Agent

27.11.1     The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Original Borrower.

27.11.2     Alternatively the Agent may resign by giving notice to the other Finance Parties and the Original Borrower, in which case the Majority Lenders (after consultation with the Original Borrower) may appoint a successor Agent.

27.11.3     If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause 27.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Original Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

27.11.4     The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

27.11.5     The Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.6     Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.7     After consultation with the Original Borrower, the Majority Lenders may, by no less that 30 days’ notice to the Agent, require it to resign in accordance with sub-clause 27.11.2 above.  In this event, the Agent shall resign in accordance with sub-clause 27.11.2 above.

27.12     Confidentiality

27.12.1     In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2     If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.12.3     Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13     Relationship with the Lenders

27.13.1     The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.13.2     Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Costs Rate).

27.13.3     Each Secured Party shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as security trustee.  Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

27.14     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor or any other member of the Group that is party to a Finance Document for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

27.14.1     the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

27.14.2     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

27.14.3     whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

27.14.4     the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.14.5     the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Liens affecting the Charged Property, and each Lender warrants to the Agent and the Arranger that it has not relied on and will not at any time rely on the Agent or the Arranger in respect of any of these matters.

27.15     Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources for any purpose not expressly contemplated by this Agreement and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Original Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 16 (Commitment Commission and Fees).

27.16     Deduction from amounts payable by the Agent

If any Finance Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Finance Party, deduct an amount not exceeding that amount from any payment to that Finance Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted.

28.         ROLE OF SECURITY TRUSTEE

28.1       Trust

The Security Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.  Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

28.2       No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Trustee.

28.3       Security Trustee’s Instructions

The Security Trustee shall:

28.3.1       unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

28.3.2       be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

28.3.3       be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Lenders.

28.4       Security Trustee’s Actions

Subject to the provisions of this Clause 28:

28.4.1       the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

28.4.2       at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

28.5       Security Trustee’s Discretions

The Security Trustee may:

28.5.1       assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Secured Parties) that (i) no Default has occurred and no Obligor or any other member of the Group that is party to a Finance Document is in breach of or default under its obligations under any of the Finance Documents; and (ii) any right, power, authority or discretion vested in any person has not been exercised;

28.5.2       if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

28.5.3       engage, pay for and rely on the advice or services of any lawyers, accountants,

surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

28.5.4       rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, an Obligor or any other member of the Group that is party to a Finance Document, upon a certificate signed by or on behalf of that person; and

28.5.5       refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

28.6       Security Trustee’s Obligations

The Security Trustee shall promptly inform the Agent of:

28.6.1       the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor or any other member of the Group that is party to a Finance Document under any Finance Document; and

28.6.2       the occurrence of any Default or any default by an Obligor or any other member of the Group that is party to a Finance Document in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement or any other Finance Document.

28.7       Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Trustee shall not:

28.7.1       be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor or any other member of the Group that is party to a Finance Document of its obligations under any of the Finance Documents;

28.7.2       be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

28.7.3       be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

28.7.4       be under any obligations other than those which are specifically provided for in the Finance Documents; or

28.7.5       without prejudice to Clause 33.1 (Order of Application), have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor or any other member of the Group that is party to a Finance Document except those to or with the Obligors which are expressly set forth in the relevant Finance Document (to the extent that the Parties are permitted by law to exclude such duty, obligation, responsibility or relationship, except to the extent arising as a result of its gross negligence or wilful misconduct).

28.8       Exclusion of Security Trustee’s liability

The Security Trustee is not responsible or liable for:

28.8.1       the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

28.8.2       the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

28.8.3       any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise, unless caused by its gross negligence or wilful misconduct;

28.8.4       the exercise of, or the failure to exercise, any judgement, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

28.8.5       any shortfall which arises on the enforcement of the Transaction Security (to the extent that the Parties are permitted by law to exclude such responsibility or liability).

28.9       No proceedings

No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Trustee may rely on this Clause.

28.10     Own responsibility

Without affecting the responsibility of any Obligor or any other member of the Group that is party to a Finance Document for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Trustee that it has at all times been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

28.10.1     the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

28.10.2     the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

28.10.3     whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other person or any of their respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

28.10.4     the adequacy, accuracy and/or completeness of any information provided by the Security Trustee or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; and

28.10.5     the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Liens affecting the Charged Property, and each Secured Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.

28.11     No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:

28.11.1     require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor or any other member of the Group that is party to a Finance Document to any of the Charged Property;

28.11.2     obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

28.11.3     register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

28.11.4     take, or to require any of the Obligors or any other member of the Group that is party to a Finance Document to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Liens under the laws of any jurisdiction; or

28.11.5     require any further assurances in relation to any of the Security Documents.

28.12     Insurance by Security Trustee

28.12.1     The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

28.12.2     Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request.

28.13     Custodians and Nominees

The Security Trustee may (after consultation with the Original Borrower) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.14     Acceptance of Title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title that each of the Obligors or any other member of the Group that is party to a Finance Document may have to any of the Charged Property and shall not be liable for or bound to require any Obligor or any other member of the Group that is party to a Finance Document to remedy any defect in its right or title.

28.15     Refrain from Illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

28.16     Business with the Obligors

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

28.17     Releases

Upon a disposal of any of the Charged Property:

28.17.1     pursuant to the enforcement of the Transaction Security by a Receiver or the Security Trustee; or

28.17.2     if that disposal is permitted under the Finance Documents,

the Security Trustee shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

28.18     Winding up of Trust

If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Security Documents.

28.19     Powers Supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

28.20     Trustee division separate

28.20.1     In acting as trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its agency or trustee division which shall be treated as a separate entity from any other of its divisions or departments.

28.20.2     If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.

28.21     Lender’s indemnity to the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence or wilful misconduct) in acting as Security Trustee under the Finance Documents (unless the Security Trustee has been reimbursed by an Obligor or any other member of the Group that is party to a Finance Document pursuant to a Finance Document).

28.22     Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28.23     Resignation of Security Trustee

28.23.1     The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the Original Guarantor and to the Agent (on behalf of the Lenders).

28.23.2     Alternatively the Security Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may (after consultation with the Original Borrower) appoint a successor Security Trustee.

28.23.3     If the Majority Lenders have not appointed a successor Security Trustee in accordance with sub-clause 28.23.2 above within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Agent) may appoint a successor Security Trustee.

28.23.4     The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

28.23.5     The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

28.23.6     Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 27 (Role of the Agent and the Arranger) and 28 (Role of Security Trustee).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.23.7     The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with sub-clause 28.23.2 above. In this event, the Security Trustee shall resign in accordance with sub-clause 28.23.2 above.

28.24     Delegation

28.24.1     The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

28.24.2     The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any Delegate or sub-delegate.

28.25     Additional Security Trustees

28.25.1     The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-security trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Original Borrower and the Agent of that appointment.

28.25.2     Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

28.25.3     The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

29.         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

29.1.1       interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

29.1.2       oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

29.1.3       oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.         SHARING AMONG THE FINANCE PARTIES

30.1       Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) or Clause 33 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

30.1.1       the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

30.1.2       the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with

Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

30.1.3       the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3       Recovering Finance Party’s rights

30.3.1       On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

30.3.2       If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 30.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

30.4.1       each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

30.4.2       that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5       Exceptions

30.5.1       This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against the relevant Obligor.

30.5.2       A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)       it notified that other Finance Party of the legal or arbitration proceedings; and

(b)       that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.         PAYMENT MECHANICS

31.1       Payments to the Agent

31.1.1       On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

31.1.2       Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

31.2       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback) and Clause 27.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

31.3       Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4       Clawback

31.4.1       Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.4.2       If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5       Partial payments

31.5.1       If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the

Finance Documents in the following order:

(a)       first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee (including of any Receiver or Delegate) and the Arranger under the Finance Documents;

(b)       secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)       thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)       fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

31.5.2       The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) to (d) of sub-clause 31.5.1 above.

31.5.3       Sub-clauses 31.5.1 and 31.5.2 above will override any appropriation made by an Obligor.

31.6       No set-off by Obligors

All payments to be made by an Obligor or other member of the Group under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7       Business Days

31.7.1       Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day and such payment shall be deemed made on the date due.

31.7.2       During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8       Currency of account

31.8.1       Subject to sub-clauses 31.8.2 to 31.8.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor or other member of the Group under any Finance Document.

31.8.2       A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

31.8.3       Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

31.8.4       Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.8.5       Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9       Change of currency

31.9.1       Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)       any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Original Borrower); and

(b)       any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

31.9.2       If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Original Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.10     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Original Borrower that a Disruption Event has occurred:

31.10.1     the Agent may, and shall if requested to do so by the Original Borrower, consult with the Original Borrower with a view to agreeing with the Original Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

31.10.2     the Agent shall not be obliged to consult with the Original Borrower in relation to any changes mentioned in sub-clause 31.10.1 above if, in its opinion (acting reasonably), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

31.10.3     the Agent may consult with the Finance Parties in relation to any changes mentioned in sub-clause 31.10.1 above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

31.10.4     any such changes agreed upon by the Agent and the Original Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

31.10.5     the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

31.10.6     the Agent shall notify the Finance Parties of all changes agreed pursuant to sub-clause 31.10.4 above.

32.         SET-OFF

For so long as an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.         APPLICATION OF PROCEEDS

33.1       Order of Application

All moneys from time to time received or recovered by the Security Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Trustee on trust to apply them at such times as the Security Trustee sees fit, to the extent permitted by applicable law, in the following order of priority:

33.1.1       in discharging any sums owing to the Security Trustee (in its capacity as trustee), any Receiver or any Delegate;

33.1.2       in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor or other member of the Group under any of the Finance Documents in accordance with Clause 31.5 (Partial payments);

33.1.3       if none of the Obligors or any other member of the Group is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Trustee is obliged to pay in priority to any Obligor or other member of the Group pursuant to the Finance Documents; and

33.1.4       the balance, if any, in payment to the relevant Obligor or other member of the Group.

33.2       Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 33.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or Agent with any financial institution (including itself) and for so long as the Security Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause 33.

33.3       Currency Conversion

33.3.1       For the purpose of or pending the discharge of any of the Secured Obligations the Security Trustee may convert any moneys received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency (in accordance with its customary procedures) in which the Secured Obligations are due with the amount received.

33.3.2       The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.4       Permitted Deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

33.5       Discharge of Secured Obligations

33.5.1       Any payment to be made in respect of the Secured Obligations by the Security Trustee may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Trustee.

33.5.2       The Security Trustee is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

33.6       Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Trustee, that sum shall promptly be paid to the Security Trustee for application in accordance with this Clause 33.

34.         NOTICES

34.1       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

34.2.1       in the case of any Obligor or any other member of the Group party to any Finance Document, to:

Address:	Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM11 Bermuda,

Attention:	Chief Financial Officer
Facsimile:	+1 (441) 278-9091,

with a copy to:

Address:	Talbot Holdings Ltd.
19 Par-La-Ville Road
Hamilton HM11 Bermuda,

Attention:	Chief Financial Officer
Facsimile:	+1(441) 278-9091; and

a copy by fax to +44 (0)20 7550 3555, marked for the attention of Nigel Wachman and (in the case of notice of a Default only) a copy to:

Address:	Cahill Gordon & Reindel LLP
80 Pine St.
New York
New York 10005

Attention:	John Schuster, Esq.
Facsimile:	+1 (212) 269-5420;

34.2.2       in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

34.2.3       in the case of the Agent, to:

Address:	Wholesale Loans Servicing Agency Operations
Lloyds TSB Bank plc
CityMark
150 Fountainbridge
Edinburgh EH3 9PE

Fax:	+44 (0)20 7158 3204
Attention:	Wholesale Loans Servicing Agency Operations;

34.2.4       in the case of the Security Trustee, to:

Address:	Wholesale Loans Agency
Lloyds TSB Bank plc
10 Gresham Street
London EC2V 7AE

Fax:	+44 (0)20 7158 3198
Attention:	Wholesale Loans Agency,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3       Delivery

34.3.1       Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)       if by way of fax, when received in legible form; or

(b)       if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

34.3.2       Any communication or document to be made or delivered to the Agent or to the Security Trustee will be effective only when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Trustee’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

34.3.3       All notices from or to an Obligor shall be sent through the Agent.

34.3.4       Any communication or document made or delivered to the Original Borrower in accordance with this Clause will be deemed to have been made or delivered to each Guarantor.

34.3.5       All notices to a Lender from the Security Trustee shall be sent through the Agent.

34.4       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5       Electronic communication

34.5.1       Any communication to be made between the Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender:

(a)       agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)       notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)       notify each other of any change to their address or any other such information supplied by them.

34.5.2       Any electronic communication made between the Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

34.6       English language

34.6.1       Any notice given under or in connection with any Finance Document must be in English.

34.6.2       All other documents provided under or in connection with any Finance Document must be:

(a)       in English; or

(b)       if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.         CALCULATIONS AND CERTIFICATES

35.1       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2       Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party or the Arranger, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance

Documents. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

38.         COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

39.         AMENDMENTS AND WAIVERS

39.1       Required consents

39.1.1       Subject to Clause 39.2 (Exceptions) and Clause 28.17 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

39.1.2       The Agent, or in respect of the Security Documents the Security Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

39.2       Exceptions

39.2.1       An amendment or waiver that has the effect of changing or which relates to:

(a)       Clause 30 (Sharing Among the Finance Parties) or this Clause 39;

(b)       the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(c)       a change to the Obligors other than in accordance with Clause 26 (Changes to the Obligors);

(d)       an extension to the date of payment of any amount under the Finance Documents;

(e)       a reduction in the amount of any payment of principal, interest, fees or commission payable;

(f)        an increase in or an extension of any Commitment;

(g)       Clause 2.8 (Several Rights), Clause 9 (Collateralisation And Redesignation Of Letters Of Credit), Clause 19 (Guarantee and Indemnity), Clause 25 (Changes to the Lenders) or Clause 26 (Changes to the Obligors);

(h)       any provision which expressly contemplates the need for the consent or approval of all the Lenders;

(i)        a material change to the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(j)        the release of all or substantially all of the Transaction Security other than in accordance with the Security Documents; or

(k)       any material change to the definition of “Advance Rate”, “Borrowing Base” or “Eligible Securities” in Clause 1.1 (Definitions) or any material change to Schedule 9 (Eligible Collateral Table) or the proviso set out in Clause 3.1 (Utilisation Conditions for the Facility),

shall not be made without the prior consent of all the Lenders.

39.2.2       An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without the consent of the Agent, the Security Trustee or the Arranger as the case may be.

39.2.3       Notwithstanding the foregoing or any other provision of this Agreement, any provision of this Agreement may be amended by an agreement in writing entered into by the Original Guarantor, the Super-Majority Lenders and the Agent if:

(a)       by the terms of such agreement, the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (it being understood that the Original Guarantor may cause the Commitment of any such non-consenting Lender to be transferred to one or more new Lenders in accordance with Clause 25 (Changes to the Lenders) provided that no action shall be required to be taken by such non-consenting Lender (including the execution of any Transfer Certificate)); and

(b)       at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of all amounts owing to it or accrued for its account under any Finance Document.

39.3       Exceptions

Notwithstanding any other provisions in this Clause 39, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

39.3.1       amend or waive this Clause 39, Clause 17 (Costs and Expenses) or Clause 27 (Role of the Agent and the Arranger); or

39.3.2       otherwise amend or waive any of the Agent’s rights hereunder or subject the Agent or the Arrangers to any additional obligations hereunder.

40.         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.         GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

42.         ENFORCEMENT

42.1       Jurisdiction

42.1.1       The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

42.1.2       The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party to this Agreement will argue to the contrary.

42.1.3       This Clause 42.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2       Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

42.2.1       irrevocably appoints Talbot Underwriting Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

42.2.2       agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

43.         CONFIDENTIALITY

43.1       Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and Clause 43.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2       Disclosure of Confidential Information

Any Finance Party may disclose:

(a)             to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)            to any person:

(i)        to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)       with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)      appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under sub-clause 27.13.3 of Clause 27.13 (Relationship with the Lenders));

(iv)      who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)       to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)      to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(vii)     to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)    who is a Party; or

(ix)      with the consent of the Original Guarantor,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)       in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)       in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)       in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances,

(c)             to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Original Guarantor and the relevant Finance Party;

(d)            to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3       Disclosure to numbering service providers

(a)             Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)        names of Obligors;

(ii)       country of domicile of Obligors;

(iii)      place of incorporation of Obligors;

(iv)      date of this Agreement;

(v)       the names of the Agent and the Arranger;

(vi)      date of each amendment and restatement of this Agreement;

(vii)     amount of Total Commitments;

(viii)    currency of the Facility;

(ix)      type of Facility;

(x)       ranking of Facility;

(xi)      termination date for Facility;

(xii)     changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)    such other information agreed between such Finance Party and the Original Guarantor,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)            The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)             Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)            The Agent shall notify the Original Guarantor and the other Finance Parties of:

(i)        the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)       the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

43.4       Entire agreement

This Clause 43 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5       Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.6       Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Original Guarantor:

43.6.1       of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 43.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

43.6.2       upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43 (Confidentiality).

43.7       Continuing obligations

The obligations in this Clause 43 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

43.7.1       the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

43.7.2       the date on which such Finance Party otherwise ceases to be a Finance Party.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

THE ORIGINAL LENDERS

Lender	Commitment ($)
ING Bank N.V., London Branch	12,500,000

Lloyds TSB Bank plc	12,500,000

Total	25,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part A
Conditions precedent to initial Utilisation

1.           Corporate Documents

(a)                                      A copy of the constitutional documents of each Original Obligor and each other member of the Group that is party to a Finance Document.

(b)                                     A copy of a resolution of the board of directors of each Original Obligor and each other member of the Group that is party to a Finance Document:

(i)        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(iii)     authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iv)      authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                     A certificate of the Original Guarantor (signed by a director or officer of the Original Guarantor) confirming that neither the execution, delivery and performance by the Original Guarantor or any of its subsidiaries that is party to any Finance Document of this Agreement or the other Finance Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein:

(i)        will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality;

(ii)      will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favour of the Security Trustee pursuant to the Security Documents) upon any of its property or assets or those of any of its subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which it or any of its subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject; or

(iii)     will violate any provision of its certificate of incorporation, by-laws or other organisational documents, nor those of its subsidiaries.

(e)                                      A copy of a resolution of the Original Guarantor in its capacity as holder of the outstanding shares of Validus Reinsurance, Ltd., approving the terms of, and the transactions contemplated by, the Security Agreement and the Control Agreement.

(f)                                        A certificate of the Original Guarantor (signed by a director or officer of the Original Guarantor) certifying that each copy document delivered to the Agent pursuant to paragraphs 1(a), 1(b), 1(e) and 4(c) of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.           Security Documents

(a)                                      The Security Agreement and Account Control Agreement duly executed by the relevant Original Obligors, Validus Reinsurance, Ltd., the Custodian, the Special Report Agent and the Security Trustee.

(b)                                     A copy of all documents and instruments, including UCC financing statements where applicable, required by law in each applicable jurisdiction or reasonably requested by the Agent to be filed, registered or recorded to create and perfect the Liens intended to be created under the Security Agreement.

(c)                                      A copy of the results of a recent search of the UCC (or equivalent) filings made with respect to each Original Obligor in the jurisdictions contemplated in paragraph (b) above (including Washington, D.C., and Bermuda) and in such other jurisdictions in which Collateral is located which may be reasonably requested by the Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agent that the Liens indicated by such financing statements (or similar documents) are permitted under the terms of the Finance Documents or have been released.

3.           Legal opinions

(a)                                      A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                     A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in New York, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                                      A legal opinion of Conyers, Dill & Pearman, legal advisers to the Arranger and the Agent in Bermuda, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.           Other documents and evidence

(a)                                      Evidence that any agent for service of process referred to in Clause 42.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)                                     A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Original Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                                      The Original Financial Statements.

(d)                                     The executed Fee Letters.

(e)                                      A copy of all necessary governmental or regulatory consents required by each Original Obligor and each other member of the Group in relation to the security contained in the Security Documents (including any governmental or regulatory consents required from the Bermuda Monetary Authority or the UK Financial Services Authority).

(f)                                        Evidence that as at a date no earlier than the date of this Agreement, the value of the Own FAL of the Account Party is no less than $300,000,000.

(g)                                     A statement provided by the Bank of New York in relation to the value of the collateral in the Collateral Accounts as of the date of this Agreement.

(h)                                     Evidence that Validus Reinsurance, Ltd. has an A.M. Best financial strength rating of at least “A-”.

(i)                                         The Business Plan.

(j)                                         Evidence that all amounts outstanding under the Existing Facility have been or will be repaid in full and all commitments and liabilities thereunder have been irrevocably cancelled and discharged, on or before the first Utilisation Date.

(k)                                      Evidence that any Security issued in respect of the Existing Facility shall be released on or before the first Utilisation Date.

Part B

Conditions precedent required to be delivered by an Additional Obligor

1.           Corporate Documents

(a)                                      A copy of the constitutional documents of the Additional Obligor.

(b)                                     A copy of a resolution of the board of directors of the Additional Obligor:

(i)       approving the terms of, and the transactions contemplated by, the Obligor Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Obligor Accession Letter and any other Finance Document to which it is party;

(ii)      authorising a specified person or persons to execute the Obligor Accession Letter and other Finance Documents on its behalf; and

(iii)     authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b)(iii) above.

(d)                                     A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

(e)                                      A copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph (d) above.

(f)                                        A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(g)                                     A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part B of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Obligor Accession Letter.

2.           Legal opinions

(a)                                      A legal opinion of Clifford Chance LLP, legal advisers to the Agent in England, substantially in the form distributed to the Lenders prior to signing the Obligor Accession Letter.

(b)                                     A legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Obligor, substantially in the form distributed to the Lenders prior to signing the Obligor Accession Letter.

3.           Other documents and evidence

(a)                                      An Obligor Accession Letter executed by the Additional Obligor and the Original Guarantor.

(b)                                     If available, the latest audited financial statements of the Additional Obligor.

(c)                                      A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Obligor Accession Letter or for the validity and enforceability of any Finance Document.

(d)                                     If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

FORM OF UTILISATION REQUEST

From:      Talbot Holdings Ltd.

To:          [Agent]

Dated:

Dear Sirs,

1.           We refer to an agreement (the “Credit Agreement”) dated 28 November 2007 (as, from time to time, amended, restated, varied, novated or supplemented) and made between Talbot Holdings Ltd. as borrower, Validus Holdings, Ltd. as guarantor, ING Bank N.V., London Branch and Lloyds TSB Bank plc as mandated lead arrangers, Lloyds TSB Bank plc as agent and security trustee, the financial institutions defined therein as Lenders and others.

2.           Terms defined in the Credit Agreement shall have the same meaning in this notice.

3.           This notice is irrevocable.

4.           We hereby give you notice that, pursuant to the Credit Agreement we wish the Lenders to issue a Letter of Credit as follows:

(a)             Face amount:                                         [$/£][      ]

(b)            Utilisation Date:                    [               ]

(c)             Term:                                                       [               ]

(d)            Expiry Date:                                           [               ]

5.           We would like this Letter of Credit to be denominated in [sterling/dollars].

6.           We confirm that, at the date hereof, the Repeated Representations are true in all material respects and no Default is continuing.

7.           The Letter of Credit should be issued in favour of Lloyd’s in the form attached and delivered to the recipient at [address of recipient].  The purpose of its issue is [•].

Yours faithfully

Authorised Signatory
for and on behalf of
Talbot Holdings Ltd.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:          Lloyds TSB Bank plc

TRANSFER CERTIFICATE

relating to the agreement (as, from time to time, amended, restated, varied, novated or supplemented, the “Credit Agreement”) dated 28 November 2007 whereby a letter of credit facility was made available to Talbot Holdings Ltd. as borrower by a group of banks on whose behalf Lloyds TSB Bank plc acted as agent in connection therewith.

1.           Terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings herein.  The terms Lender, Transferee and Portion Transferred are defined in the schedule hereto.

2.           The Lender (a) confirms that the details in the schedule hereto under the heading “Letters of Credit” accurately summarises its participation in the Credit Agreement and the Term of any existing Letters of Credit and (b) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Commitment and/or its participation in such Letters of Credit by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Credit Agreement.

3.           The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 25 (Changes to the Lenders) of the Credit Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.           The Transferee confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors or any other member of the Group that is party to a Finance Document.

5.           The Transferee hereby undertakes with the Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.           The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or any other member of the Group that is party to a

Finance Document or for the performance and observance by the Obligors or any other member of the Group that is party to a Finance Document of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.           The Lender hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Lender to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document.  The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8.           This Transfer Certificate, the rights, benefits and obligations of the parties hereunder and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

THE SCHEDULE

1.	Lender:

2.	Transferee:

3.	Transfer Date:

4.	Lender’s Participation in the Facility:
	Lender’s Commitment		Portion Transferred

5.	Letter(s) of Credit	Term and	Portion Transferred
	Lender’s Participation	Expiry Date

[Transferor Lender]	[Transferee Lender]

By:	By:

Date:	Date:

ADMINISTRATIVE DETAILS OF TRANSFEREE

Address:

Contact Name:

Account for Payments

in sterling:

Fax:

Telephone:

SCHEDULE 5

FORM OF CREDIT INSTITUTION CONFIRMATION

[Letterhead of Agent]

To:	The Society and Council of Lloyd’s
c/o The Manager, Market Services
Fidentia House
Walter Burke Way
Chatham Maritime
Chatham, Kent ME4 4TU

Date:       [•]

We, Lloyds TSB Bank plc, (the “Agent”) acting as agent on behalf of each of [name of each bank participating in the Letter of Credit] (the “Lenders”), hereby confirm the following:

(a)         We have provided a multi bank Letter of Credit as agent on behalf of the Lenders which will be included in the Lloyd’s Deposit of [•] (the “Corporate Member”).

(b)         The execution and delivery by the Agent of the Letter of Credit has been duly authorised by all necessary action on the part of the Lenders and the Letter of Credit has been duly executed and delivered by the Agent on behalf of the Lenders.

(c)         The obligations of the Lenders under the Letter of Credit constitute legal, valid and binding obligations.

Signature of Authorised Signature
For and on behalf of Lloyds TSB Bank plc
acting as Agent on behalf of the Lenders

SCHEDULE 6

FORM OF LETTER OF CREDIT

To:	The Society and the Council of Lloyd’s,
c/o The Manager, Market Services
Fidentia House
Walter Burke Way
Chatham Maritime
Chatham, Kent ME4 4TU

Dated                 (1)

Dear Sirs:

Irrevocable Standby Letter of Credit No. [•]

Re:  [Name of Corporate Member of Lloyd’s] (the “Applicant”)

This Clean Irrevocable Standby Letter of Credit (the “Credit”) is issued by the banks whose names are set out in Schedule 1 hereto (the “Issuing Lenders”, and each an “Issuing Lender”) in favour of the Society of Lloyd’s (“Lloyd’s”) on the following terms:

1.           Subject to the terms hereof, the Issuing Lenders shall make payments within two business days of demand of Lloyds TSB Bank plc (the “Agent”) in accordance with paragraph 4 below.

2.           Upon a demand being made by Lloyd’s pursuant to paragraph 4 below each Issuing Lender shall pay that proportion of the amount demanded which is equal to the proportion which its Commitment set out in Schedule 1 hereto bears to the aggregate Commitments of all the Issuing Lenders set out on Schedule 1 hereto provided that the obligations of the Issuing Lenders under this Credit shall be several and no Issuing Lender shall be required to pay an amount exceeding its Commitment set out in Schedule 1 hereto and the Issuing Lenders shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of [£/$][•]. Any payment by an Issuing Lender hereunder shall be made in sterling to Lloyd’s account specified in the demand made by Lloyd’s pursuant to paragraph 4 below.

3.           This Credit is effective from [•] (the “Commencement Date”) and will expire on the Final Expiration Date.  This Credit shall remain in force until we give you not less than four years notice in writing terminating the same on the later of (a) the fourth anniversary of the Commencement Date and (b) any date subsequent to 31 December [2015/2016] as specified in such notice (the “Final Expiration Date”), our notice to be sent by registered mail for the attention of the General Manager, Members’ Financial Services, at the above address.

4.             Subject to paragraph 3 above, the Issuing Lenders shall pay to Lloyd’s under this Credit

(1)           Date of Letter of Credit.

upon presentation of a demand by Lloyd’s on the Agent, Lloyds TSB Bank plc at [•], marked for the attention of [•] substantially in the form set out in Schedule 4 (Form of Transfer Certificate) hereto the amount specified therein (which amount shall not, when aggregated with all other amounts paid by the Issuing Lenders to Lloyd’s under this Credit, exceed the maximum amount referred to in paragraph 2 above).

5.           The Agent has signed this Credit as agent for disclosed principals and accordingly shall be under no obligation to Lloyd’s hereunder other than in its capacity as an Issuing Lender.

6.           All charges are for the Applicant’s account.

7.           Subject to any contrary indication herein, this Credit is subject to the International Standby Practices — ISP98 (1998 publication — International Chamber of Commerce Publication No. 590).

8.           This Credit shall be governed by and interpreted in accordance with English law and the Issuing Lenders hereby irrevocably submit to the jurisdiction of the High Court of Justice in England.

9.           Each of the Issuing Lenders engages with Lloyd’s that demands made under and in compliance with the terms of this Credit will be duly honoured on presentation.

Yours faithfully,

LLOYDS TSB BANK PLC
as agent

for and on behalf of
[Names of all Issuing Lenders including Agent]

By:

Name:

Title:

Issuing Lenders’ Commitments

Name and Address of Issuing Lender	Commitment
([Sterling/Dollars])

Total Value

Form of Demand ([Pounds Sterling/Dollars])

[on Lloyd’s letterhead]

Dear Sir/Madam

THE SOCIETY OF LLOYD’S

SECURITY TRUSTEE OF

LETTER OF CREDIT NO.

With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit.  Payment should be made by way of [CHAPS/SWIFT].  The account details are as follows:

[For Letters of Credit denominated in U.S. Dollars:]

[National Westminster Bank	Sort Code: 60-00-01
1 Princes Street	SWIFT Code: NWBKGB2L
London EC2R 8PA	IBAN No: GB87NWBK60730140120066

Account Name: Corporation of Lloyd’s Members Trust Clients Money Account]

[For Letters of Credit denominated in sterling:]

[National Westminster Bank Plc	Sort Code 60-00-01
City of London Office	Account 13637444
P.O. Box 12258
1 Princes Street
London EC2R 8AP]

Please quote Member Code:

Yours faithfully,

for Manager
Members’ Funds Department
Members’ Services Unit

By:
Name:
Title:

Your ref:

Our ref:      MEM/    /     /      /C911f

Extn:

BILL OF EXCHANGE

The Society of Lloyd’s

Security Trustee of

Letter of Credit No.

Please pay in accordance with the terms of the Letter of Credit to our order the amount of [£/$]                        .

For and on behalf of

Authorised Signatory

Members’ Funds Department

To:          [insert name of bank/credit institution]
as the Agent

SCHEDULE 7

MANDATORY COSTS RATE

1.           The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.           On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Unpaid Sum) and will be expressed as a percentage rate per annum.

3.           The Additional Cost Rate for any Lender lending from a Facility Office in a participating member state will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Unpaid Sums made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.           The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)             in relation to a sterling Unpaid Sum:

(b)            in relation to an Unpaid Sum in any currency other than sterling:

Where:

A              is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B               is the percentage rate of interest (excluding the Mandatory Costs Rate and the additional rate of interest specified in Clause 18.2 (Default interest) payable on any Unpaid Sum) payable for the relevant Interest Period on the Unpaid Sum.

C               is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D               is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.           For the purposes of this Schedule:

(a)             “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)            “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)             “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.           In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.           If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.           Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)             the jurisdiction of its Facility Office; and

(b)            any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.           The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.         The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.         Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.         The Agent may from time to time, after consultation with the Original Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 8

LETTER OF COMFORT

[on Lloyd’s letterhead]

Dear Sir/Madam

I understand that Talbot Holdings Ltd. on behalf of itself and the underwriting subsidiary of Talbot Holdings Ltd. named Talbot 2002 Underwriting Capital Ltd. (the”Corporate Member”) has procured or may procure the provision to Lloyd’s of one or more letters of credit, each with a commencement date of [•], having a maximum aggregate value of up to [$/£][•] to form part of their Funds at Lloyd’s (the “LTSB L/C”).  [The LTSB L/C is to replace the letters of credit currently provided to Lloyd’s in respect of the Corporate Members which total [$/£] [•]].

You have asked whether, in the event of monies having to be applied out of the Corporate Member’s Funds at Lloyd’s, the letters of credit and other Funds at Lloyd’s of the Corporate Member may be drawn down in a pre-determined order whereby any drawdown on the LTSB L/C would not be made until such time as all other of the Corporate Member’s Funds at Lloyd’s had been applied.

As you are aware, the letters of credit are held by Lloyd’s in its capacity as Security Trustee under the terms of the Security and Trust Deed (substantially in the form STD (CM) G93 CM 123) entered into by the Corporate Member.  Any decision to draw down on any letter of credit involves an exercise of discretion in the light of the circumstances prevailing at the relevant time, and thus no binding undertaking can be given now.

However, I can confirm that at the time of considering the drawdown of the Corporate Member’s Funds at Lloyd’s, Lloyd’s would take into account the requested order of drawdown set out in the second paragraph of this letter.

For the avoidance of doubt, Lloyd’s shall not be responsible to you or any other person for any losses incurred by you or such other person as a consequence of acting in reliance upon this letter.

Yours faithfully

SCHEDULE 9

ELIGIBLE COLLATERAL TABLE

Advance Rate
Collateral Description	Matching Currency*	Non-Matching Currency*

Cash:

U.S. Dollars or Sterling, including time deposits, certificates of deposit and money market deposits held at Bank of New York, as custodian, or that are subject to a first priority security interest of the Agent or Security Trustee.

	100%.	95%.

U.S. Government Securities:

Securities issued or directly and fully guaranteed or insured by the US or any agency or instrumentality thereof (provided that the full faith and credit of the US is pledged in support thereof), including assets issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Federal Home Loan Bank or the Government National Mortgage Association.

	With maturities of (x) two years or less from the date of acquisition, 95%, and (y) more than two years to ten years from the date of acquisition, 90%.	With maturities of (x) two years or less from the date of acquisition, 90%, and (y) more than two years to ten years from the date of acquisition, 85%

Investment Grade Municipal Bonds: Municipal Bonds rated at least (i) A by S&P and (ii) A2 by Moody’s and maturing within five years from the date of acquisition.	85%.	80%.

Investment Grade Non-Convertible U.S. Corporate Bonds:

Non-convertible corporate bonds issued by any entity organised in the US which are “publicly traded” on a nationally recognised exchange, eligible to be settled by DTC and rated at least (i) AA- by S&P and (ii) Aa3 by Moody’s. Such Collateral cannot represent more than 50 per cent. of the Borrowing Base and where provided by an individual issuer is limited to an amount of 5 per cent. of the Borrowing Base.

	With maturities of (x) two years or less from the date of acquisition, 90% and (y) more than two years to ten years from the date of acquisition, 85%.	With maturities of (x) two years or less from the date of acquisition, 85% and (y) more than two years to ten years from the date of acquisition, 80%.

UK Government Securities: Securities issued by the United Kingdom government.	With maturities of (x) two years or less from the date of acquisition, 95%, and (y) more than two years to ten years from the date of acquisition, 90%.	With maturities of (x) two years or less from the date of acquisition, 90%, and (y) more than two years to ten years from the date of acquisition, 85%.

OECD Sovereign Debt: Debt issued or guaranteed by Canada, France or Germany and rated at least (i) AA- by S&P and (ii) Aa3 by Moody’s.	With maturities of (x) two years or less from the date of acquisition, 95%, and (y) more than two years to ten years from the date of acquisition, 90%.	With maturities of (x) two years or less from the date of acquisition, 90%, and (y) more than two years to ten years from the date of acquisition, 85%.

Other Securities: All other investments, obligations or securities.	0.0%.	0.0%.

*    For the avoidance of doubt, in respect of any calculation relating to a Letter of Credit, “Matching Currency” is a reference to Collateral denominated in the same currency as the relevant Letter of Credit and “Non-Matching Currency” is a reference to Collateral denominated in any other currency.

SCHEDULE 10

FORM OF BORROWING BASE CERTIFICATE

To:	Lloyds TSB Bank plc
as Agent under the Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

Pursuant to Clause 21.8 of the Standby Letter of Credit Facility Agreement dated as of 28 November 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalised terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement), among Talbot Holdings Ltd., Validus Holdings, Ltd., the lenders from time to time party thereto (the “Lenders”), Lloyds TSB Bank plc as agent (in such capacity, the “Agent”) and security trustee (in such capacity, the “Security Trustee”) and ING Bank N.V., London Branch as structuring agent, this certificate together with Annex 1 attached hereto is the Borrowing Base Certificate as of [•], 20[•]. The amount and valuation of each of the components of the Borrowing Base set forth on Annex 1 has been determined pursuant to the Credit Agreement.

This Borrowing Base Certificate is a complete and correct representation of the Borrowing Base as of [•], 20[•].

Sincerely,

Name:
Title:

ANNEX 1

	Value	Advance Rate		Borrowing Base Contribution
Cash	$	x	=	$

Category of Eligible Securities
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
	$	x	=	$
Total Borrowing Base				$

SCHEDULE 11

EXISTING LIENS

1.           Debenture dated 25 March 2003 and granted by the Original Borrower in favour of Lloyds TSB Bank plc securing all money and liabilities due, owing or incurred by the Original Borrower to Lloyds TSB Bank plc.

2.           Liens over monies held in insurance broking accounts by Underwriting Risk Services Ltd held in trust for the policyholders and underwriters.

3.           Liens over monies held in insurance broking accounts by Underwriting Risk Services (Middle East)  Ltd. held in trust for the policyholders and underwriters.

SCHEDULE 12

EXISTING INTERCOMPANY ARRANGEMENTS AND AGREEMENTS

1.           Talbot Insurance (Bermuda), Ltd.’s reinsurance/FAL arrangements with the Account Party pursuant to the slips entered into in November 2006, November 2007, November 2008 and the slip entered in November 2009.

2.           The Original Borrower ‘s FAL procurement and contingent fee agreement with Talbot 2002 Underwriting Capital Ltd, amended and restated in November 2009.

3.           Restrictions on the movement of assets as a result of the Lloyd’s Deeds entered into by the Original Borrower and its subsidiaries.

4.           Liens over monies held in the insurance broking accounts of Underwriting Risk Services Ltd and by Underwriting Risk Services (Middle East)  Ltd. (as described in Schedule 11 (Existing Liens)).

SCHEDULE 13

PERMITTED SUBSIDIARY INDEBTEDNESS

1.           A Guarantee and Indemnity granted by Talbot Underwriting Holdings Ltd (“TUHL”) in favour of Lloyds TSB Bank plc in respect of certain obligations of Talbot Underwriting Services Ltd (“TUSL”), a wholly-owned subsidiary of TUHL, pursuant to which TUHL guarantees the discharge of all monies and liabilities now or hereafter due owing or incurred by TUSL to the Bank, up to a limit of £3,000,000, together with interest, commission and costs as therein provided.

2.           A Guarantee and Indemnity granted by TUHL in favour of Lloyds TSB Bank plc in respect of certain obligations of Underwriting Risk Services Ltd (“URSL”), a wholly-owned subsidiary of TUHL, pursuant to which TUHL guarantees the discharge of all monies and liabilities now or hereafter due owing or incurred by URSL to Lloyds TSB Bank plc, up to a limit of £3,000,000, together with interest, commission and costs as therein provided.

SCHEDULE 14

SUBSIDIARIES

Name of Subsidiary:	Jurisdiction of Organisation:	Direct Owners:	Percentage Ownership:

Validus Reinsurance, Ltd.	Bermuda	Validus Holdings, Ltd.	100%

Validus Research, Inc.	Canada	Validus Reinsurance, Ltd.	100%

Validus Specialty, Inc.	Delaware, USA	Validus Reinsurance, Ltd.	100%

Validus Reaseguros, Inc.	Florida, USA	Validus Specialty, Inc.	100%

Validus Financial Services Ltd.	Bermuda	Validus Holdings, Ltd.	100%

Validus America, Inc.	Delaware, USA	Validus Holdings, Ltd.	100%

Underwriting Risk Services Holdings (Bermuda), Ltd.	Bermuda	Validus Holdings, Ltd.	100%

Validus Services, Inc.	Delaware, USA	Validus Specialty, Inc.	100%

Validus Amalgamation Subsidiary, Ltd.	Bermuda	Validus Reinsurance, Ltd.	100%

Validus Re Chile S.A.	Chile	Validus Reinsurance, Ltd.	99%

Underwriting Risk Services, S.A.	Chile	Validus Reinsurance, Ltd.	99%

IPCRe Limited	Bermuda	Validus Amalgamation Subsidiary, Ltd.	100%

Underwriting Services Ltd.	Bermuda	Validus Amalgamation Subsidiary, Ltd.	100%

Validus Re Europe Limited	Ireland	IPCRe Limited	100%

Underwriting Risk Services, Inc.	Delaware, USA	Validus Specialty, Inc.	100%

Validus Managers Ltd.	Bermuda	Validus Financial Services Ltd.	100%

AlphaCat Re 291, Ltd.	Bermuda	Validus Reinsurance, Ltd.	35%

AlphaCat Fund Ltd.	Bermuda	Validus Managers Ltd.	100%

AlphaCat Reinsurance Ltd.	Bermuda	AlphaCat Fund Ltd.	100%

AlphaCat Master Fund Ltd.	Bermuda	AlphaCat Fund Ltd.	100%

AlphaCat High Return Fund Ltd.	Bermuda	Validus Managers Ltd.	100%

TV Holdings LLC	Delaware, USA	Validus Holdings, Ltd.	100%

TV Merger Sub LLC	Delaware, USA	TV Holdings LLC	100%

Talbot Entities:

Talbot Holdings, Ltd.	Bermuda	Validus Holdings, Ltd.	100%

Talbot Capital Ltd.	Bermuda	Talbot Holdings, Ltd.	100%

Talbot 2002 Underwriting Capital Ltd.	UK	Talbot Holdings, Ltd.	100%

Talbot Underwriting Holdings Ltd.	UK	Talbot Holdings, Ltd.	100%

Talbot Insurance (Bermuda) Ltd.	Bermuda	Talbot Holdings, Ltd.	100%

Talbot Underwriting Capital Ltd. (Dormant)	UK	Talbot Holdings, Ltd.	100%

Talbot Underwriting Ltd.	UK	Talbot Underwriting Holdings Ltd.	100%

Underwriting Risk Services Ltd.	UK	Talbot Underwriting Holdings Ltd.	100%

Talbot Underwriting Services Ltd.	UK	Talbot Underwriting Holdings Ltd.	100%

Yachtsure Ltd. (Dormant)	UK	Talbot Underwriting Holdings Ltd.	100%

Marinasure Ltd. (Dormant)	UK	Talbot Underwriting Holdings Ltd.	100%

Talbot Risk Services Pte Ltd.	Singapore	Talbot Underwriting Ltd.	100%

Underwriting Risk Services Italia SRL	Italy	Underwriting Risk Services Ltd.	100%

Underwriting Risk Services (Middle East) Ltd	Dubai	Underwriting Risk Services Ltd.	50%

SCHEDULE 15

EXISTING AFFILIATE TRANSACTIONS

1.           Reinsurance agreements with Group Ark Insurance Holdings Ltd. (“Group Ark”) in which the Original Guarantor and/or its subsidiaries has ceded premiums to/from Group Ark.

2.           Subscription Agreements dated December 9, 2005 by and between the Original Guarantor and each of its Members, for the purchase of the Voting Common Stock or Non-Voting Common Stock, as the case may be, and the transactions contemplated thereby.

3.           Shareholders’ Agreement dated December 12, 2005 by and among the Original Guarantor and its Members listed on the signature pages thereto, and the transactions contemplated thereby.

4.           Warrant Agreements dated December 12, 2005, by and among the Original Guarantor and certain of its Members, to purchase Voting Common Stock of Holdings.

5.           Warrant Agreements dated December 12, 2005, by and among the Original Guarantor and certain of its Members, to purchase Non-Voting Common Stock of the Original Borrower.

6.           Discretionary Advisory Agreement and Risk Reporting and Investment Accounting Services Agreement dated December 8, 2005 by and among the Original Guarantor and Goldman Sachs Asset Management, LP.

7.           Reinsurance Agreements to which the Original Guarantor and/or its subsidiaries are a party and Tiger Risk LLC is acting as an intermediary.

8.           Portfolio Management Agreement to be entered into between the Original Guarantor and Conning, Inc.

SCHEDULE 16

ADDITIONAL LENDER ACCESSION LETTER

To:	[•] as Agent

From:	[Additional Lender]

Dated:

Dear Sirs,

1.           We refer to an agreement (the “Credit Agreement”) dated 28 November 2007 (as, from time to time, amended, restated, varied, novated or supplemented) and made between Talbot Holdings Ltd. as borrower, Validus Holdings, Ltd. as guarantor, ING Bank N.V., London Branch and Lloyds TSB Bank plc as mandated lead arrangers, Lloyds TSB Bank plc as agent and security trustee, the financial institutions defined therein as Lenders and others.

2.           This letter shall take effect as an Additional Lender Accession Letter for the purpose of the Credit Agreement.  Terms defined in the Credit Agreement have the same meaning in this letter unless given a different meaning in this letter.

3.           We hereby agree to become a “Lender” and to assume a Commitment in an amount of $[•].

4.           We confirm that:

(a)             we are an Approved Credit Institution; and

(b)            we have received a copy of the Credit Agreement together with such other documents and information as we have required in connection with this transaction and that we have not relied and will not hereafter rely on any other Finance Party to check or enquire on our behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agree that we have not relied and will not rely on any other Finance Party to assess or keep under review on our behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.           We hereby undertake with each of the other parties to the Credit Agreement that we will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by us after delivery of this letter to the Agent.

6.           Our Facility Office address and related details are as follows:

Address:

Fax:

Telephone:

Contact Name:

Account for Payments:

[•]

7.           This Letter and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law.

Signed

For and on behalf of
[Additional Lender]

This Letter is accepted as an Additional Lender Accession Letter for the purposes of the Credit Agreement by the Agent.

[Agent]

By:

SCHEDULE 17

FORM OF OBLIGOR ACCESSION LETTER

To:	Lloyds TSB Bank plc as Agent and Security Trustee for itself and each of the other Secured Parties

From:	[Subsidiary] and [Original Guarantor]

Dated:

Dear Sirs

1.           We refer to an agreement (the “Credit Agreement”) dated 28 November 2007 (as, from time to time, amended, restated, varied, novated or supplemented) and made between Talbot Holdings Ltd. as original borrower, Validus Holdings, Ltd. as original guarantor, ING Bank N.V., London Branch and Lloyds TSB Bank plc as mandated lead arrangers, Lloyds TSB Bank plc as agent and security trustee, the financial institutions defined therein as Lenders and others.

2.           This letter (the “Obligor Accession Letter”) shall take effect as an Obligor Accession Letter for the purposes of the Credit Agreement.  Terms defined in the Credit Agreement have the same meaning in paragraphs 1 to 3 of this Obligor Accession Letter unless given a different meaning in this Obligor Accession Letter.

3.           [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Credit Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Credit Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                   ].

4.           [Subsidiary’s] administrative details for the purposes of the Credit Agreement are as follows:

Address:

Fax No.:

Attention:

5.           This Obligor Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS OBLIGOR ACCESSION LETTER has been signed on behalf of the Original Guarantor and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED )

By: [Subsidiary] )

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Original Guarantor

[Original Guarantor]

By:

SCHEDULE 18

FORM OF OBLIGOR RESIGNATION LETTER

To:	Lloyds TSB Bank plc as Agent

From:	[resigning Obligor] and [Parent]

Dated:

Dear Sirs

1.           We refer to an agreement (the “Credit Agreement”) dated 28 November 2007 (as, from time to time, amended, restated, varied, novated or supplemented) and made between Talbot Holdings Ltd. as borrower, Validus Holdings, Ltd. as guarantor, ING Bank N.V., London Branch and Lloyds TSB Bank plc as mandated lead arrangers, Lloyds TSB Bank plc as agent and security trustee, the financial institutions defined therein as Lenders and others.

2.           This is an Obligor Resignation Letter.  Terms defined in the Credit Agreement have the same meaning in this Obligor Resignation Letter unless given a different meaning in this Obligor Resignation Letter.

3.           Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Credit Agreement.

4.           We confirm that:

(a)             no Default is continuing or would result from the acceptance of this request; and

(b)            [                     ]

(ii)         This Obligor Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Original Guarantor]	[Subsidiary]

By:	By:

SCHEDULE 19

SPECIFIED AMENDMENTS

1.           AMENDMENT TO CLAUSE 21 (INFORMATION UNDERTAKING)

Clause 21 of this Agreement is hereby amended by (i) deleting Clause 21.2 thereof in its entirety and substituting in lieu thereof the following new Clause 21.2:

“21.2         Quarterly Financial Statements

The Original Guarantor shall supply to the Agent (for distribution to the Lenders):

21.2.1      as soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Original Guarantor, consolidated balance sheets of the Original Guarantor and its subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Original Guarantor and its subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Original Guarantor as presenting fairly in all material respects, in accordance with US GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Original Guarantor shall be deemed to have delivered the same to the Agent if the Original Guarantor files the same with the SEC via EDGAR and notifies the Agent of such filing; and

21.2.2      as soon as available and in any event within 60 days after the close of each quarterly accounting period in each fiscal year of the Original Guarantor, balance sheets of Validus Reinsurance, Ltd. as at the end of such period and the related statements of income, changes in shareholders’ equity and cash flows of Validus Reinsurance, Ltd. for such period and (in the case of the second, third and fourth quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Original Guarantor as presenting fairly in all material respects, in accordance with US GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.”, and (ii) deleting the words “Clause 21” in 21.3.2 thereof and substituting in lieu thereof the words “Clause 22”.

2.           AMENDMENTS TO CLAUSE 22.1 (FINANCIAL CONDITION)

Clause 22.1 of this Agreement is hereby amended by (i) deleting the word “and” at the end of Clause 22.1.1 thereof, (ii) deleting the “.” at the end of Clause 22.1.2 thereof and substituting “; and” in lieu thereof and (iii) inserting the following new Clause 22.1.3 at the end thereof:

“22.1.3 the Original Guarantor will not permit the Qualified Capital and Surplus of Validus Reinsurance, Ltd. at any time to be less than $2,451,837,960.”.

3.           AMENDMENTS TO CLAUSE 22.2 (FINANCIAL DEFINITIONS)

The following definition shall be added to Clause 22.2 of the Agreement as follows in alphabetical order:

““Qualified Capital and Surplus” means, as of any date of determination, the capital and surplus of Validus Reinsurance, Ltd. as at such date, as the same would be reported on statutory financial statements prepared in accordance with the applicable regulatory requirements, but excluding (i) any treasury stock and (ii) the amount of the effects of Financial Accounting Statement No. 115 (which, after adoption of Financial Accounting Statements Nos. 157 and 159 has been measured as the difference between investments carried at estimated fair value and investments carried at amortized cost).”

SIGNATURES

[Particulars not restated]

SIGNATURES

The Borrower

TALBOT HOLDINGS LTD.

By:	/s/ Joseph E. (Jeff) Consolino

Director

The Guarantor

VALIDUS HOLDINGS, LTD.

By:	/s/ Joseph E. (Jeff) Consolino

President and Chief Financial Officer

The Security Provider

VALIDUS REINSURANCE, LTD.

By:	Joseph E. (Jeff) Consolino

Director

The Arranger

ING BANK N.V., LONDON BRANCH		LLOYDS TSB BANK PLC

By:	/s/ NJ Merchant	By:	/s/ Elizabeth Salter

/s/ MER Sharman

The Lenders

ING BANK N.V., LONDON BRANCH		LLOYDS TSB BANK PLC

By:	/s/ NJ Merchant	By:	/s/ Elizabeth Salter

/s/ MER Sharman

The Agent and Security Trustee

LLOYDS TSB BANK PLC

By:	/s/ Elizabeth Salter

9